Exhibit 10.1
Execution Copy

Transaction CUSIP Number: 98233LAC0
Term Facility CUSIP Number: 98233LAE6
Revolving Facility CUSIP Number: 98233LAD8
CREDIT AGREEMENT
Dated as of May 23, 2011
Among
WRIGHT EXPRESS CORPORATION
and
CERTAIN SUBSIDIARIES
as Borrowers,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender
and
L/C Issuer,
and
The Other Lenders Party Hereto
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
RBS CITIZENS, NATIONAL ASSOCIATION,
SUNTRUST ROBINSON HUMPHREY, INC.,
and
WELLS FARGO SECURITIES, LLC
as Joint Lead Arrangers and Joint Book Managers
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
RBS CITIZENS, NATIONAL ASSOCIATION,
SUNTRUST ROBINSON HUMPHREY, INC.,
and
WELLS FARGO BANK, N.A.
as Co-Syndication Agents
BANK OF MONTREAL
and
KEYBANK NATIONAL ASSOCIATION,
as Co-Documentation Agents

This is a Syndicated Facility Agreement

-i-

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES

1.01 Mandatory Cost Formulae
1.01(e) Existing Letters of Credit
2.01 Commitments and Applicable Percentages
5.05 Supplement to Interim Financial Statements
5.13 Subsidiaries; Other Equity Investments; Equity Interests in the Company
5.17 Identification Numbers for Designated Borrowers that are Foreign Subsidiaries
7.01 Existing Liens
7.02 Existing Investments
7.03 Existing Indebtedness
7.09 Burdensome Agreements
10.02 Administrative Agent’s Office; Certain Addresses for Notices
EXHIBITS

Form of
A Loan Notice
B Swing Line Loan Notice
C-1 Term Note
C-2 Revolving Credit Note
D Compliance Certificate
E Assignment and Assumption
F Company Guaranty
G Domestic Subsidiary Guaranty
H Foreign Subsidiary Pledge Agreement
I Designated Borrower Request and Assumption Agreement
J Designated Borrower Notice
K Opinion Matters
L Solvency Certificate

CREDIT AGREEMENT
     This CREDIT AGREEMENT (“Agreement”) is entered into as of May 23, 2011 among WRIGHT EXPRESS CORPORATION, a Delaware corporation (the “Company”), the Designated Borrowers (as defined herein and, together with the Company, collectively the “Borrowers” and, each a “Borrower”), the Specified Designated Borrower (as defined herein), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (“MLPFS”), RBS CITIZENS, NATIONAL ASSOCIATION, SUNTRUST ROBINSON HUMPHREY, INC. and WELLS FARGO SECURITIES, LLC, as joint lead arrangers and joint book managers (collectively, the “Joint Lead Arrangers”), and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, RBS CITIZENS, NATIONAL ASSOCIATION, SUNTRUST ROBINSON HUMPHREY, INC. and WELLS FARGO BANK, N.A., as co-syndication agents (collectively, the “Syndication Agents”).
     The Company has requested that the Lenders provide a term loan facility and a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquisition” means (a) an investment (through the acquisition of Equity Interests or otherwise) by the Company or any Subsidiary in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged with or into the Company or any Subsidiary, or (b) the acquisition (by purchase, merger, consolidation or otherwise) by the Company or any Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person or any division or line of business of such Person.
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form of supplied by the Administrative Agent.

     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agreement” means this Credit Agreement.
     “Alternative Currency” means each of Euro, Sterling, Australian Dollars, Canadian Dollars, Yen, and each additional currency (other than Dollars) that is approved in accordance with Section 1.06.
     “Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
     “Alternative Currency Sublimit” means an amount equal to the lesser of the Revolving Credit Facility and $600,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Credit Facility.
     “Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time, and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Lender in respect of the applicable Facility shall be determined based on the Applicable Percentage of such Lender in respect of such Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Applicable Rate” means with respect to any Base Rate Loan or Eurocurrency Rate Loan, or with respect to Letter of Credit Fees and Commitment Fees payable hereunder, (a) from the Closing Date until the Business Day after a Compliance Certificate is delivered for the fiscal quarter ending June 30, 2011, (i) 0.750%, with respect to Base Rate Loans, (ii) 1.750%, with respect to Eurocurrency Rate Loans and Letter of Credit Fees and (iii) 0.300%, with respect to Commitment Fees, and (b) thereafter, the following percentages per annum set forth below under the caption “Base Rate Loans”, “Eurocurrency Rate Loans (Letter of Credit Fee)” or “Commitment Fee”, as the case may be, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate
			Eurocurrency Rate
Pricing	Consolidated		(Letter of Credit
Level	Leverage Ratio	Base Rate	Fees)	Commitment Fee
1	< 0.75:1	0.250%	1.250%	0.200%
2	≥ 0.75:1 but < 1.50:1	0.500%	1.500%	0.250%
3	≥ 1.50:1 but < 2.25:1	0.750%	1.750%	0.300%
4	≥ 2.25:1 but < 3.00:1	1.000%	2.000%	0.350%
5	≥ 3.00:1	1.250%	2.250%	0.400%
     Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 5 shall apply in respect of the Term Facility and the Revolving Credit Facility, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered, and provided, further, that during (and commencing on the first day of) any Step-Up Period, the Applicable Rate shall be (a) with respect to Base Rate Loans, 1.500%, (b) with respect to Eurocurrency Loans and the Letter of Credit Fee, 2.500%, and (c) with respect to the Commitment Fee, 0.400%.
     Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
     “Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.
     “Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
     “Applicant Borrower” has the meaning specified in Section 2.14.
     “Appropriate Lender” means, at any time, (a) with respect to the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease and (c) in respect of any Securitization Transaction, the outstanding principal amount of such financing owed to Persons other than the Company, its Subsidiaries and Permitted Securitization Entities.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2010 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.
     “Australian Dollar” means lawful money of the Commonwealth of Australia
     “Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date in respect of the Revolving Credit Facility, (b) the date of termination of the Revolving Credit Facility pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurocurrency Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Revolving Credit Loan” means a Revolving Credit Loan that is a Base Rate Loan.
     “Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.
     “Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.
     “Borrower Materials” has the meaning specified in Section 6.02.
     “Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:
     (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;
     (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Euro are conducted by and between banks in the London interbank eurodollar market and a TARGET Day;
     (c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
     (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
     “CAM” means the mechanism for the allocation and exchange of interests in the Loans and the collections thereunder established under Section 10.20.
     “CAM Exchange” means the exchange of Lenders’ interests provided for in Section 10.20.
     “CAM Exchange Date” means the earlier date on which there shall occur (i) any event referred to in clause (f) or (g) of Section 8.01 or (ii) an acceleration of any of the Obligations pursuant to Section 8.02.
     “CAM Percentage” means with respect to any Lender, the percentage (carried out to the ninth decimal place) determined by dividing the Dollar Equivalent of the Designated Obligations owed to such Lender (whether or not at the time due and payable) immediately prior to the CAM Exchange by the Dollar Equivalent of the Designated Obligations owed to all Lenders (whether or not at the time due and payable) immediately prior to the CAM Exchange
     “Canadian Dollar” means lawful money of Canada.
     “Cash Collateralize” has the meaning specified in Section 2.03(g).
     “Cash Equivalents” means, as to any Person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition by such Person; (b) time deposits, certificates of deposit and bankers’ acceptances of any Lender or any commercial bank, or which is the principal banking subsidiary of a bank holding company, in each case, organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500 million with maturities of not more than one year from the date of acquisition by such Person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person; (e) direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either S&P or Moody’s with maturities of not more than one year from the date of acquisition thereof; (f) demand deposit accounts maintained in the ordinary course of business; (g) investments in money market funds (i) substantially all of whose assets are comprised of securities of the types described in clauses (a) through (f) above, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000.
     “Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

     “Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement, but only for so long as such Person is a Lender or an Affiliate of a Lender.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
     “Change of Control” means an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
     (b) a majority of the seats (other than vacant seats) on the board of directors of the Company shall be occupied by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or
     (c) any “change of control” or similar event, however characterized, shall occur under any document governing any Indebtedness of the Company or any Subsidiary having a principal amount equal to or greater than the Threshold Amount if, as a consequence of such change of control or similar event, the holders of such Indebtedness have the right whether or not exercised, to cause the Company or any Subsidiary to redeem, prepay, repurchase or make any other payment in respect of such Indebtedness.
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

     “Code” means the Internal Revenue Code of 1986.
     “Collateral Documents” means, collectively, the Foreign Subsidiary Pledge Documents, each supplement thereto, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
     “Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.
     “Company” has the meaning specified in the introductory paragraph hereto.
     “Company Guaranty” means the Company Guaranty made by the Company in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit D.
     “Consolidated EBIT” means, for any period, an amount equal to Consolidated EBITDA minus depreciation and amortization expense (to the extent added back in the calculation of Consolidated EBITDA).
     “Consolidated EBITDA” means, for any period, Consolidated Net Income after eliminating extraordinary gains and losses, and unusual items, (a) plus, without duplication (and to the extent deducted in calculating such Consolidated Net Income), (i) income tax expense, (ii) depreciation and amortization expense, (iii) Consolidated Interest Charges, (iv) other non-cash charges, and (v) non-recurring charges or expenses incurred as transaction costs in connection with Permitted Acquisitions, and (b) minus, without duplication, any non-recurring cash income or gain to the extent included in the computation of Consolidated Net Income for such period; provided that for purposes of determining “Consolidated EBITDA” any unrealized non-cash gains (and losses) arising in connection with any Swap Contracts shall be subtracted (or added) to the extent such unrealized non-cash gains (or losses) were included in the computation of Consolidated Net Income.
In addition to, and without limitation of, the foregoing, for purposes of this definition, “Consolidated EBITDA” shall be calculated on each date of determination after giving effect on a Pro Forma Basis for the period of such calculation to any EBITDA attributable to any Material Acquisition or Material Disposition during the applicable period, as if such Material Acquisition or Material Disposition occurred on the first day of the applicable period. As used in this definition, “Material Acquisition” means any Acquisition that involves the payment of consideration by the Company and its Subsidiaries in excess of $5,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Company and its Subsidiaries in excess of $5,000,000.
     “Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, but without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, but only to the extent includable as a liability on the consolidated balance sheet of the Company and its Subsidiaries as of such date, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations and Permitted Securitization Transactions, (f) all obligations of such Person in respect of Disqualified Stock, (g) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Company or any Subsidiary, and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Company or such Subsidiary. For the purposes of this definition, Consolidated Funded Indebtedness shall not include Operating Indebtedness.
     “Consolidated Interest Charges” means, for any period, the sum, for the Company and its consolidated Subsidiaries (determined in accordance with GAAP), of all interest in respect of Consolidated Funded Indebtedness (including, without limitation, the interest component of any payments in respect of capital lease obligations, but excluding (a) commissions, discounts, yield and other fees and charges (and any interest expense) incurred in connection with any Permitted Securitization Transaction and (b) any capitalized financing costs) accrued during such period (whether or not actually paid during such period).
     “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBIT for the period of four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period; provided that for purposes of this definition Consolidated Interest Charges shall not include any Operating Interest Expense.
     “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date, less the amount (not to exceed $350,000,000 in the aggregate) of Consolidated Funded Indebtedness constituting Indebtedness under Permitted Securitization Transactions to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.
     “Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries for that period, determined on a consolidated basis in accordance with GAAP.
     “Consolidated Net Worth” means, as of any date of determination, all items which in conformity with GAAP would be included under shareholder’s equity on a consolidated balance sheet of the Company and its Subsidiaries at such date.
     “Consolidated Total Assets” means, as of any date of determination, the total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, dissolution, administration, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
     “Defaulting Lender” means, subject to Section 2.15(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder (unless such obligation is the subject of a good faith dispute), (b) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
     “Designated Borrower” means (i) certain Subsidiaries of the Company becoming party hereto pursuant to Section 2.14 and, (ii) only upon the satisfaction of the conditions set forth in Section 4.03, the Specified Designated Borrower.
     “Designated Borrower Sublimit” means an amount equal to the lesser of the Revolving Credit Facility and $600,000,000. The Designated Borrower Sublimit is part of, and not in addition to, the Revolving Credit Facility.
     “Designated Borrower Notice” has the meaning specified in Section 2.14.
     “Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14.
     “Designated Obligations” means all Obligations of any Loan Party in respect of principal and interest on the Loans, and L/C Obligations.
     “Disqualified Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six months following the latest Maturity Date hereunder, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the date that is six months following the latest Maturity Date hereunder, or (c) contains any mandatory repurchase obligation which may come into effect prior to payment in full of all Obligations; provided that any Equity Interests that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the date that is six months following the latest Maturity Date hereunder shall not constitute Disqualified Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Documentation Agent” has the meaning specified in the introductory paragraph hereof.
     “Dollar” and “$” mean lawful money of the United States.

     “Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
     “Domestic Loan Party” means the Company and each Domestic Subsidiary that is a Loan Party.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
     “Domestic Subsidiary Guaranty” means the Domestic Subsidiary Guaranty made by the Domestic Subsidiary Guarantors in favor of the Administrative Agent and the other parties benefitting thereunder, substantially in the form of Exhibit G.
     “Domestic Subsidiary Guarantors” means each Person (other than the Company) that is from time to time a party (but only for so long as they are a party) to the Domestic Subsidiary Guaranty.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v), and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
     “EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
     “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, or governmental restrictions, and all agreements issued, promulgated or entered into by or with any Governmental Authority, in each case relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any Borrower, as applicable, within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of a Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate.
     “Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
     “Eurocurrency Rate” means, (a) for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

          (b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.
     “Eurocurrency Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest at a rate based on paragraph (a) of the definition of “Eurocurrency Rate”. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.
     “Event of Default” has the meaning specified in Section 8.01.
     “Excluded Domestic Guaranty Subsidiary” means (a) WEX Bank, (b) any Immaterial Subsidiary and (c) each Permitted Securitization Entity.
     “Excluded Foreign Guaranty Subsidiary” means (a) any Immaterial Subsidiary, (b) each Permitted Securitization Entity, (c) for so long as (and only for so long as) no Foreign Subsidiary is a Designated Borrower, each Foreign Subsidiary, and (d) from and after the first designation of a Foreign Subsidiary as a Designated Borrower, any Foreign Subsidiary to the extent, in the case of this subsection (d) only, that the execution and delivery of the Subsidiary Guaranty (i) would not be legally permissible, (ii) would result in adverse tax or accounting effects or (iii) would result in a burden that would, in the reasonable judgment of the Administrative Agent, exceed the benefit that would be conferred thereby.
     “Excluded Pledge Subsidiary” means each Foreign Subsidiary that (a) is not directly owned by a Domestic Loan Party, (b) is an Immaterial Subsidiary, (c) is a Permitted Securitization Entity or (d) is a Person to the extent, in the case of this subsection (d) only, that the pledge of up to 65% of each class of the Equity Interests of such Person (i) would not be legally permissible, (ii) would result in adverse tax or accounting effects or (iii) would result in a burden that would, in the reasonable judgment of the Administrative Agent, exceed the benefit that would be conferred thereby.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or by any jurisdiction as a result of a present or former connection between such recipient and the jurisdiction imposing such tax (or any political subdivision thereof), other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender, and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 3.01(a) or (iii) is imposed with respect to the requirements of FATCA. Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Loan Party to any Lender hereunder or under any other Loan Document, except for any such taxes imposed as a result of a Lender’s failure or inability to comply with Section 3.01(e)(i). In such a case, any portion of withholding tax imposed solely due to a Lender’s failure or inability to comply with Section 3.01(e)(i) shall be treated as an “Excluded Tax.”
     “Existing Credit Agreements” means (i) that certain Credit Agreement, dated as of May 22, 2007, among the Company, Bank of America, as administrative agent, and a syndicate of lenders and (ii) that certain Credit Agreement, dated as of August 27, 2010, among the Company, Bank of America, as administrative agent and a syndicate of lenders.
     “Existing Letters of Credit” means each of the letters of credit listed on Schedule 1.01(e).
     “Facility” means the Term Facility or the Revolving Credit Facility, as the context may require.
     “FATCA” means sections 1471 through 1474 of the Code and any regulations (whether temporary or proposed) that are issued thereunder or official governmental interpretations thereof.
     “FDIC” means the Federal Deposit Insurance Corporation.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

     “Fee Letters” means the letter agreement, dated April 12, 2011, among the Company, Bank of America and MLPFS, and the letter agreement, dated May 3, 2011, among the Company and each Joint Lead Arranger other than MLPFS.
     “Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Loan Party” means each Foreign Subsidiary that is a Loan Party. As of the Closing Date, there are no Foreign Loan Parties.
     “Foreign Pension Plan” means a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which the Company or any Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.
     “Foreign Plan” means each Foreign Pension Plan, deferred compensation or other retirement or suberannauation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Company or any of its Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.
     “Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.
     “Foreign Subsidiary Guarantors” means each Person that is from time to time a party (but only for so long as they are a party) to a Foreign Subsidiary Guaranty. For the avoidance of doubt, Foreign Subsidiary Guarantors shall not guarantee any obligations of the Company or any Domestic Subsidiary.
     “Foreign Subsidiary Guaranty” means a guarantee made by a Foreign Subsidiary in favor of the Administrative Agent and the other parties benefitting thereunder, in form and substance reasonably satisfactory to the Administrative Agent.
     “Foreign Subsidiary Pledge Agreement” means the Pledge Agreement, dated as of the date hereof, by the Company and the Domestic Subsidiary Guarantors party thereto in favor of the Administrative Agent, substantially in the form of Exhibit H.
     “Foreign Subsidiary Pledge Documents” means the Foreign Subsidiary Pledge Agreement and all other documents, instruments and agreements executed by or on behalf of any Loan Party to effect a pledge of Equity Interests in any Foreign Subsidiary to the Administrative Agent.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.

     “Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Credit Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “GAAP” means generally accepted accounting principles in the United States set forth in the Accounting Standards Codification issued by Financial Accounting Standards Board, consistently applied and as in effect from time to time.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

     “Guaranties” means the Company Guaranty, the Domestic Subsidiary Guaranty and each Foreign Subsidiary Guaranty.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted under Article VI or VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.
     “Immaterial Subsidiary” any Subsidiary designated as such by the Company by notice to the Administrative Agent, provided (i) that all Immaterial Subsidiaries may not, at any date, together with their respective subsidiaries, account for more than 10% of the Consolidated Total Assets, 10% of the Consolidated Net Worth or 10% of the consolidated revenues of the Company for the period of four consecutive fiscal quarters immediately preceding such date and (ii) that any Subsidiary that, together with its respective Subsidiaries, accounts for more than 5% of the Consolidated Total Assets, Consolidated Net Worth or consolidated revenues of the Company for such period shall not be deemed to be an Immaterial Subsidiary for the purposes of Section 8.01.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (c) net obligations of such Person under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, maturing within 365 days after the incurrence thereof which are not overdue for a period of more than 180 days and, if overdue for more than 180 days, as to which a dispute exists and adequate reserves in accordance with GAAP have been established on the books of such Person);
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

     (f) capital leases, Synthetic Lease Obligations and Securitization Transactions;
     (g) all obligations of such Person in respect of Disqualified Stock; and
     (h) all Guarantees of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease, Synthetic Lease Obligation or Securitization Transaction as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 10.04(b).
     “Information” has the meaning specified in Section 10.07.
     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).
     “Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Loan Notice or such other period that is twelve months or less requested by a Borrower and consented to by all the Lenders under the applicable Facility, subject to availability; provided that:
     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

     (iii) no Interest Period shall extend beyond the Maturity Date.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “IP Rights” has the meaning specified in Section 5.18.
     “IRS” means the United States Internal Revenue Service.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
     “Joint Lead Arrangers” has the meaning specified in the introductory paragraph hereof.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage. All L/C Advances shall be denominated in Dollars.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing. All L/C Borrowings shall be denominated in Dollars.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

     “L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
     “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.
     “Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date in respect of the Revolving Credit Facility then in effect (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Fee” has the meaning specified in Section 2.03(i).
     “Letter of Credit Sublimit” means an amount equal to $100,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.
     “Loan Documents” means this Agreement, each Designated Borrower Request and Assumption Agreement, each Note, each Issuer Document, the Fee Letters, the Guaranties and the Collateral Documents.

     “Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Loan Parties” means, collectively, the Company, each Subsidiary Guarantor, and each Designated Borrower.
     “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.
     “Material Acquisition” has the meaning specified in the definition of “Consolidated EBITDA.”
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or financial condition of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document or the ability of the Loan Parties, taken as whole, to perform their respective obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party or the Specified Designated Borrower of any Loan Document to which it is a party.
     “Material Disposition” has the meaning specified in the definition of “Consolidated EBITDA.”
     “Material Subsidiary” means any Subsidiary of the Company other than an Immaterial Subsidiary and, for the purposes of Sections 7.01, 7.02 and 7.03, other than WEX Bank.
     “Maturity Date” means (a) with respect to the Revolving Credit Facility, May 23, 2016, and (b) with respect to the Term Facility, May 23, 2016; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
     “MLPFS” has the meaning specified in the introductory paragraph hereto.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means any employee benefit plan described in Section 4001(a)(3) of ERISA, to which a Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including a Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
     “Non-Consenting Lender” has the meaning specified in Section 10.13.

     “Note” means a Term Note or a Revolving Credit Note, as the context may require.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or the Specified Designated Borrower arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Specified Cash Management Agreement or Specified Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Operating Indebtedness” means, as of any date of determination, all Indebtedness incurred in the ordinary course of the banking operations of WEX Bank which is includable as a liability on the consolidated balance sheet of WEX Bank and its consolidated subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.
     “Operating Interest Expense” means, for any period, the sum for WEX Bank and its consolidated subsidiaries (determined in accordance with GAAP), of all interest in respect of Operating Indebtedness (including, without limitation, the interest component of any payments in respect of capital lease obligations but excluding any capitalized financing costs) accrued during such period (whether or not actually paid during such period).
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdictions); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdictions); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or value added taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except for any Excluded Taxes.
     “Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the Dollar Equivalent amount of aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.
     “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
     “Participant” has the meaning specified in Section 10.06(d).
     “Participating Member State” means each state so described in any EMU Legislation.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Act” means the Pension Protection Act of 2006.
     “Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
     “Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
     “Permitted Acquisition” means any Acquisition by the Company or any Subsidiary; provided, that (a) immediately after giving effect to such Acquisition, the Consolidated Interest Coverage Ratio and Consolidated Leverage Ratio for the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 6.01(a) or (b) (determined on a Pro Forma Basis as if such Acquisition had occurred on the first day of such period) shall be not greater than, or lesser than, the ratios required by Section 7.11(a) and (b), respectively, and the Company shall be in compliance with Section 7.07, (b) promptly upon giving effect to such Acquisition, the Company complies with Section 6.13 and (c) either (i) if such Acquisition is pursuant to clause (a) of the definition of “Acquisition,” then, immediately following such Acquisition, the Person acquired in such Acquisition is a consolidated Subsidiary or (ii) if such acquisition is pursuant to clause (b) of the definition of “Acquisition,” then, immediately following such Acquisition, the assets, division or line of business acquired in such Acquisition are owned by the Company or a consolidated Subsidiary.

     “Permitted Securitization Entity” means any entity that, (i) except to the extent that Securitization Transactions in the relevant jurisdiction may be effected by a sale or transfer of the applicable Securitization Assets to a Person other than a wholly-owned Subsidiary of the Company, is directly or indirectly wholly-owned by the Company, (ii) is formed and operated solely for purposes of a Permitted Securitization Transaction, (iii) is “bankruptcy remote” (or, if applicable, “insolvency remote”), (iv) has organizational documents which limit the permitted activities of such Permitted Securitization Entity to the acquisition of Securitization Assets from the Company or one or more of its Subsidiaries, the securitization of such Securitization Assets and activities necessary or incidental to the foregoing, (v) meets the customary requirements for special purpose entities engaged in the securitization of assets operating in the applicable jurisdiction; provided that if no requirements for special purpose entities exist in such jurisdiction, the Company shall so certify to the Administration Agent.
     “Permitted Securitization Transaction” means the sale, contribution or other transfer by the Company or one or more of its Subsidiaries of Securitization Assets to one or more Permitted Securitization Entities and the related further transfer or financing of such Securitization Assets (and all of the activities and transactions customarily effected in connection with the foregoing); provided that, in each case, (i) such transaction results in a legal “true sale” of receivable under the laws of the applicable jurisdiction and (ii) such transaction is non-recourse to the Company and its Subsidiaries (other than the applicable Permitted Securitization Entity) under the laws of the applicable jurisdiction, except for Standard Securitization Undertakings.
     “Permitted Tax Receivable Agreement Prepayment” means any prepayment made under the Tax Receivable Agreement; provided that before and after giving effect to such prepayment, no Event of Default shall have occurred and be continuing, including, on a Pro Forma Basis, under Section 7.11.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Borrower or any ERISA Affiliate or any such Plan to which any Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees and not excluded under Section 4 of ERISA.
     “Platform” has the meaning specified in Section 6.02.
     “Pro Forma Basis” means, for purposes of calculating compliance with any test or financial covenant under this Agreement for any period, a basis assuming that any Material Acquisition or Material Disposition that has been consummated during the applicable period and the following transactions in connection therewith have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Permitted Acquisition shall be included (in the case of any Material Acquisition) or excluded (in the case of any Material Disposition), (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Company or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that the foregoing pro forma adjustments may be applied to any such test or financial covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA or Consolidated EBIT and give effect to events (including operating expense reductions) that are (x) attributable to such transaction, (y) expected to have a continuing impact on the Company and its Subsidiaries and (z) factually supportable (provided that pro forma effect shall only be given to operating expense reductions or similar anticipated benefits from any Material Acquisition or Material Disposition to the extent that such adjustments and the bases therefore are set forth in reasonable detail in a certificate of the chief financial officer of the Company delivered to the Administrative Agent and dated the relevant date of determination and which certifies that all necessary steps for the realization thereof have been taken or the Company reasonably anticipates that all necessary steps for the realization thereof will be taken within twelve months following such date of determination).
     “Public Lender” has the meaning specified in Section 6.02.
     “Qualified Stock” means any Equity Interest not constituting Disqualified Stock.
     “RD” means Wright Express Card Holdings Australia Pty Ltd., an Australian proprietary company.
     “RD Acquisition Sub 1” means Wright Express Australia Holdings Pty Ltd, an Australian proprietary company.
     “RD Entities” means RD Acquisition Sub 1 and its Subsidiaries, collectively.
     “Register” has the meaning specified in Section 10.06(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
     “Relevant Jurisdiction” means, in relation to a Foreign Loan Party or the Specified Designated Borrower, (a) its jurisdiction of incorporation or formation; (b) any jurisdiction where any asset subject to or intended to be subject to the Liens to be created by it pursuant to the Collateral Documents is situated; (c) any jurisdiction where it conducts its business; and (d) the jurisdiction whose laws govern the perfection of any of the Collateral Documents entered into by it.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived on the Closing Date.
     “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

     “Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Required Revolving Credit Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.
     “Required Term Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) aggregate outstanding amount of the Term Loans and (b) aggregate unused Term Commitments; provided that the unused Term Commitment of, and the portion of the aggregate outstanding amount of the Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party (or the equivalent or comparable authorized signatories for any Foreign Loan Party or the Specified Designated Borrower) and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party or the Specified Designated Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party or the Specified Designated Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party or the Specified Designated Borrower, as the case may be, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party or the Specified Designated Borrower, as applicable.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof).
     “Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii)

each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Revolving Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Revolving Lenders shall require.
     “Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).
     “Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.
     “Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.
     “Revolving Credit Loan” has the meaning specified in Section 2.01(b).
     “Revolving Credit Note” has the meaning specified in Section 2.01(b).
     “S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
     “Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Secured Parties” means has the meaning specified in the Foreign Subsidiary Pledge Agreement.

     “Securitization Assets” means any accounts receivable or lease receivables, whether constituting accounts, general intangibles, chattel paper, instruments or otherwise (the “Receivables”) owned by the Company or any Subsidiary (whether now existing or arising or acquired in the future), all collateral securing such Receivables, all contracts and contract rights, purchase orders, records, security interests, financing statements or other documentation in respect of such Receivables and all guarantees, letters of credit, insurance or other agreements or arrangements supporting or securing payment in respect of such Receivables or any of the foregoing, all lockboxes and collection accounts in respect of such Receivables, all collections and proceeds of such Receivables, any warranty, indemnity, dilution or other claim arising out of the foregoing, and other assets which are of the type customarily granted or transferred in connection with securitization transactions involving receivables similar to such Receivables.
     “Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, general intangibles, chattel paper, instruments, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.
     “Solvency Certificate” means a certificate signed by the chief financial officer of the Company, substantially in the form of Exhibit L.
     “Solvent” means, as to any Person, such Person (a) owns property whose fair salable value is greater than the amount required to pay all of its debts (including contingent liabilities) as they mature; (b) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and (c) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code of the United States. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.
     “Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
     “Specified Acquisition” means any Acquisition that (a) involves the Acquisition of a Person, or of assets (i) that would constitute 10% or more of the Consolidated Total Assets after giving pro forma effect thereto, or (ii) to which 10% or more of the consolidated revenues of the Company and its Subsidiaries would be attributable after giving pro forma effect thereto and (b) is designated as such in a Specified Acquisition Certificate.
     “Specified Acquisition Certificate” means a certificate, signed by a Responsible Officer of the Company, designating an Acquisition as a Specified Acquisition so long as such certificate (a) is delivered not less than ten Business Days prior to the closing date of such Acquisition, (b) sets forth a calculation in reasonable detail of the Acquisition Consideration for the subject Acquisition, (c) sets forth calculations in reasonable detail showing compliance with Section

7.11 on a Pro Forma Basis, giving effect to any Step-up Period elected by the Company that would result from such Acquisition, (d) certifies that such Acquisition meets the criteria for a Specified Acquisition and (e) is otherwise reasonably satisfactory to the Administrative Agent.
     “Specified Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.
     “Specified Designated Borrower” means Wright Express Card Holdings Australia Pty Ltd, a proprietary limited company formed under the laws of Australia. The Specified Designated Borrower shall have no right to request or receive Credit Extensions until the conditions precedent set forth in Section 4.03 have been satisfied.
     “Specified Hedge Agreement” means any Swap Contract permitted under Article VI and VII that is entered into by and between any Loan Party and any Hedge Bank.
     “Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. local time on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
     “Standard Securitization Undertakings” means those obligations and undertakings entered into by the Company, a Subsidiary of the Company or any Permitted Securitization Entity which are determined in good faith by the Company to be customary in securitization transactions involving accounts receivable and other assets of the type described in the definition of “Securitization Assets”, so long as such obligations and undertakings are (i) on terms and conditions consistent with the sale treatment of Securitization Assets in a transaction that results in a legal “true sale” of Securitization Assets in accordance with the laws of the applicable jurisdiction and (ii) not inconsistent with the treatment of the transfer of Securitization Assets in a transaction as a legal “true sale” and otherwise consistent with customary securitization undertakings in accordance with the laws of the applicable jurisdiction; provided that Standard Securitization Undertakings shall not include any guaranty or other obligation of the Company or any of its Subsidiaries (other than a Permitted Securitization Entity) with respect to any Securitization Asset that is not collected, not paid or otherwise uncollectible on account of the insolvency, bankruptcy, creditworthiness or financial inability to pay of the applicable obligor with respect to such Securitization Asset.
     “Step-Up Period” means the period, if elected by the Company, starting on the date of consummation of any Specified Acquisition and ending (a) after the end of the third fiscal quarter (excluding the fiscal quarter during which such Specified Acquisition was consummated) thereafter or, (b) if earlier, two Business Days after the date on which a Responsible Officer of the Company delivers to the Administrative Agent (i) a Compliance Certificate showing that the Consolidated Leverage Ratio as at the last day of a fiscal quarter of the Company ending after the date of such Specified Acquisition is below 3.25 to 1.00 and (ii) notice that the Company is electing to terminate such Step-Up Period.
     “Sterling” and “£” mean the lawful currency of the United Kingdom.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
     “Subsidiary Guaranties” means the Domestic Subsidiary Guaranty and each Foreign Subsidiary Guaranty.
     “Subsidiary Guarantors” means, collectively, the Domestic Subsidiary Guarantors and the Foreign Subsidiary Guarantors.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

     “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
     “Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
     “Swing Line Loan” has the meaning specified in Section 2.04(a).
     “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.
     “Swing Line Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
     “Tax Receivable Agreement” means that certain Tax Receivable Agreement dated February 22, 2005, between the Company, Cendant Corporation and Cendant Mobility Services Corporation.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period, made by each of the Term Lenders pursuant to Section 2.01(a).
     “Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Company pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

     “Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.
     “Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.
     “Term Loan” means an advance made by any Term Lender under the Term Facility.
     “Term Note” means a promissory note made by the Company in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-1.
     “Threshold Amount” means $25,000,000.
     “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
     “Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.
     “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “United States” and “U.S.” mean the United States of America.
     “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
     “WEX Bank” means Wright Express Financial Services Corporation, a Utah industrial bank.
     “WEX Bank Event” means (A) any regulatory or enforcement action, agreement, commitment or order, whether formal, informal or otherwise taken by the (i) FDIC or other applicable Federal regulatory authority whether under Sections 8(a), (b), (c), (d) or (w), or Sections 38, 38A or 39 of the Federal Deposit Insurance Act (the “FDI Act”) or the FDIC’s regulations, including Parts 325 or 364, or otherwise, (ii) the Bureau of Consumer Financial Protection, or (iii) by the Utah Commissioner of Financial Institutions (the “Utah Commissioner”) under Sections 7-1-307, 7-1-313, 7-1-320, 7-1-322 or 7-2-1 et seq. of the Utah Code, or otherwise, if any such action will or is reasonably likely to (a) limit or restrict the offering, renewal, use or sources of brokered, internet or bulletin board deposits, or any nondeposit funding of WEX Bank, (b) limit or restrict the offering or issuance of credit cards or the extension of credit or other transactions thereunder, (c) require higher minimum capital ratios for WEX Bank above those required for banks and industrial loan companies generally to remain well capitalized for all regulatory purposes or (d) materially affect WEX Bank’s conduct of its business or (B) any breach or violation of any of any law, rule, order, agreement or commitment to the FDIC, the Utah Commissioner or other applicable regulatory authority, including any breach or violation of any of the items described in clause A of this paragraph, which has or is reasonably likely to have any of the effects listed in clauses (a) through (d) above; and (C) any such event is continuing for three (3) Business Days.
     “Yen” means lawful money of Japan.
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.04 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.
     (b) Wherever in this Agreement in connection with a Revolving Credit Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Credit Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.
     1.06 Additional Alternative Currencies.
     (a) The Company may from time to time request that Eurocurrency Rate Loans under the Revolving Credit Facility be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders in their sole discretion; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer in their sole discretion.
     (b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., New York time, 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., New York time, ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
     (c) Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Revolving Credit Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company.
     1.07 Change of Currency.
     (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Revolving Credit Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Revolving Credit Borrowing, at the end of the then current Interest Period.

     (b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
     (c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
     1.08 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
     2.01 The Loans. (a) The Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Company on the Closing Date in an amount in Dollars not to exceed such Term Lender’s Applicable Percentage of the Term Facility. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
     (b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, (iii) the aggregate Outstanding Amount of all Revolving Credit Loans made to the Designated Borrowers shall not exceed the Designated Borrower Sublimit and (iv) the aggregate Outstanding Amount of all Revolving Credit Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
     2.02 Borrowings, Conversions and Continuations of Loans.
     (a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Company wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period” (a “Special Interest Period), the applicable notice must be received by the Administrative Agent not later than 12:00 noon (i) four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) five Business Days (or six Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies for a Special Interest Period, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Special Interest Period is acceptable to all of them. Not later than 12:00 noon, (i) three Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) four Business Days (or five Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, the Administrative Agent shall notify the Company (which notice may be by telephone) whether or not the requested Special Interest Period has been consented to by all the Lenders. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Revolving Credit Borrowing or Term Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Revolving Credit Loans to be borrowed, and (vii) if applicable, the Designated Borrower. If the Company fails to specify a currency in a Loan Notice requesting a Borrowing, then the Revolving Credit Loans so requested shall be made in Dollars. If the Company fails to specify a Type of Loan in a Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Revolving Credit Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, (i) a Swing Line Loan may not be converted to a Eurocurrency Rate Loan, (ii) Term Loans shall at all times be maintained in Dollars and (iii) no Revolving Credit Loan may be converted into or continued as a Revolving Credit Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Credit Loan and reborrowed in the other currency.
     (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and, in the case of Revolving Credit Loans, currency) of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans, or continuation of Revolving Credit Loans denominated in a currency other than Dollars, in each case described in Section 2.02(a). In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 2:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Revolving Credit Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is (x) the initial Credit Extension, Section 4.01, or (y) the initial Credit Extension to the Specified Designated Borrower, Section 4.03), the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower not later than 5:00 p.m. on the Business Day specified in the Loan Notice in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date that a Loan Notice with respect to a Borrowing of Revolving Credit Loans denominated in Dollars is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the applicable Borrower as provided above.

     (c) During the existence of a Default, no Loans denominated in Dollars may be requested as, converted or continued as, Eurocurrency Rate Loans, and no Loans denominated in any Alternative Currency may be requested (but Loans denominated in an Alternative Currency may be converted or continued) as Eurocurrency Rate Loans, without the consent of the Required Lenders, and during the existence of an Event of Default, the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.
     (d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than two Interest Periods in effect in respect of the Term Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than ten Interest Periods in effect in respect of the Revolving Credit Facility.
     2.03 Letters of Credit.
     (a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Company or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the provisos to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
     (ii) The L/C Issuer shall not issue any Letter of Credit, if:
     (A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or
     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.
     (iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
     (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $500,000;
     (D) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;
     (E) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

     (F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
     (G) a default of any Revolving Credit Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Credit Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrowers or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion
     (iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (vi) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Company shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.
     (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage for the Revolving Credit Facility times the amount of such Letter of Credit.
     (iii) If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Credit Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
     (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Company and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Company shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Company fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Company shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Credit Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
     (iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.
     (v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of the Company to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

     (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
     (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or
     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary;
     provided that the foregoing shall not excuse the L/C Issuer from liability to the Company or any of its Subsidiaries to the extent of direct damages (as opposed to consequential damages) suffered by the Company or any of its Subsidiaries that are caused by the L/C Issuer’s bad faith, gross negligence or willful misconduct.
     The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of L/C Issuer. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Required Lenders, the Revolving Credit Lenders or the Required Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) Cash Collateral. (i) Upon the request of the Administrative Agent, (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender that is a Revolving Credit Lender, within three Business Days after the request of the Administrative Agent or the L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
     (ii) In addition, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 100% (or, in the case of any such excess determined by the Administrative Agent to have resulted solely from foreign currency fluctuations, 102%) of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.
     (iii) The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

     (iv) Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Upon such pledge and deposit, the Company shall grant to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.
     (h) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.
     (i) Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit, provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Credit Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
     (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the applicable Fee Letter, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Company shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     (l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.
     2.04 Swing Line Loans.
     (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided, further, that the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

     (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company at its office by crediting the account of the Company on the books of the Swing Line Lender in Same Day Funds.
     (c) Refinancing of Swing Line Loans.
     (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Revolving Credit Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Company with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Credit Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
     (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base

Rate Revolving Credit Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
     (iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
     (iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.
     (d) Repayment of Participations.
     (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.
     (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Revolving Credit Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.
     (f) Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
     2.05 Prepayments. (a) Each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iv) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof on a pro rata basis, and each prepayment of the Loans shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.
     (b) The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
     (c) If the Administrative Agent notifies the Company at any time that the Total Revolving Credit Outstandings at such time exceed an amount equal to 100% (or, in the case of any such excess determined by the Administrative Agent to have resulted solely from foreign currency fluctuations, 102%) of the Revolving Credit Facility then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Revolving Credit Loans and/or the Company shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Revolving Credit Facility; provided, however, that, subject to the provisions of Section 2.03(g)(ii), the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Revolving Credit Outstandings exceed the Revolving Credit Facility. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.
     (d) If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Revolving Credit Loans denominated in Alternative Currencies at such time exceeds an amount equal to 102% of the Alternative Currency Sublimit, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Revolving Credit Loans denominated in Alternative Currencies in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit.
     2.06 Termination or Reduction of Commitments. (a) Optional. The Company may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, or from time to time permanently reduce the Revolving Credit Facility; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (iv) if, after giving effect to any reduction of the Revolving Credit Facility, the Alternative Currency Sublimit, the Letter of Credit Sublimit or the Designated Borrower Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, in each case such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Revolving Credit Facility. Except as provided in clause (iv) of the immediately preceding sentence, the amount of any reduction of the Revolving Credit Facility shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit unless otherwise specified by the Company. Any reduction of the Revolving Credit Facility shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.
     (b) Mandatory. The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing.
     (c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06. Upon any reduction of the Revolving Credit Facility, the appropriate Revolving Credit Commitment of each Revolving Credit Lender having a commitment thereunder shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.
     2.07 Repayment of Loans. (a) Term Loans. The Company shall repay to the Term Lenders the principal amount of all Term Loans (i) in equal quarterly payments in the amount of $2,500,000 commencing on June 30, 2011 and on the last day of each September, December, March and June thereafter, through and including March 31, 2016, and (ii) on the Maturity Date for the Term Facility, the remaining outstanding principal amount of all Term Loans (in each case subject to the application of prepayments in accordance with Section 2.06):
     (b) Revolving Credit Loans. Each Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding to such Borrower on such date.
     (c) Swing Line Loans. The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.
     2.08 Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate for Eurocurrency Rate Loans plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans.
     (b)      (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

     (ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) Upon the request of the Required Lenders, while any Event of Default exists (or immediately, upon any Event of Default under Section 8.01(a) resulting from any failure to pay any principal of a Loan when due), the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:
     (a) Commitment Fee. The Company shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee in Dollars equal to the Applicable Rate for Commitment Fees times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate for Commitment Fees during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
     (b) Other Fees. (i) The Company shall pay to the Joint Lead Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (ii) The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Revolving Credit Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     (b) If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, each Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII. The Borrowers’ obligations under this paragraph shall survive the termination of the Revolving Credit Facility and the repayment of all other Obligations hereunder for a period of thirty days after the date of delivery of the Company’s annual audited financial statements that include the period during which termination and repayment occurred.
     2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a

Note or Notes, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.
     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     2.12 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (b)      (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Credit Borrowing of Eurocurrency Rate Loans (or, in the case of any Revolving Credit Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Revolving Credit Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Credit Borrowing, the Administrative Agent may assume that such

Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Revolving Credit Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Credit Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Revolving Credit Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Credit Loan included in such Revolving Credit Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
     A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and

Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and, except as provided in Section 2.15(a)(iv) and (v), no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

     2.14 Designated Borrowers.
     (a) The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), request that any Material Subsidiary of the Company (an “Applicant Borrower”) become a Designated Borrower to receive Revolving Credit Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit I (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Revolving Credit Lenders in their reasonable discretion, and Notes signed by such new Borrowers to the extent any Lenders so require. Once the Administrative Agent and the Required Revolving Credit Lenders have agreed in their sole discretion that an Applicant Borrower shall be entitled to receive Loans hereunder, and the Administrative Agent has received all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information (including all documents required to be delivered by all applicable Foreign Subsidiaries under Section 6.13 as a result of the addition of such Designated Borrower), the Administrative Agent shall send a notice in substantially the form of Exhibit J (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Revolving Credit Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that (x) no Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date, and (y) if the Applicant Borrower is a Person organized under the Laws of the United Kingdom and the request that such Applicant Borrower become a Designated Borrower is made by the Company on or prior to the 90th day following the date hereof, the Administrative Agent may agree (in its sole discretion) that the Applicant Borrower shall be entitled to receive Loans hereunder, and the agreement of the Required Revolving Credit Lenders shall not be required.
     (b) The Obligations of the Company and each Designated Borrower that is a Domestic Subsidiary shall be joint and several in nature. The Obligations of all Designated Borrowers that are Foreign Subsidiaries and of the Specified Designated Borrower shall be several in nature.
     (c) The Specified Designated Borrower, and each Subsidiary of the Company that becomes a “Designated Borrower” pursuant to this Section 2.14, hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each

Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.
     (d) The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.
     (e) Any Lender may, with notice to the Administrative Agent and the Company, fulfill its Commitment hereunder in respect of any Loans requested to be made by such Lender to a Designated Borrower not organized under the laws of the United States or any State thereof, by causing an Affiliate of such Lender to act for such Lender to make such Loans to such Designated Borrower in the place and stead of such Lender, provided that, in no event shall the Lender’s exercise of such option increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement.
     2.15 Defaulting Lenders.
     (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
     (i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.
     (ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the

Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
     (iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(i).
     (iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender that is a Revolving Credit Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender that is a Revolving Credit Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of the Revolving Credit Facility of each such non-Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; provided, that on any date thereafter during such period, to the extent that such Default or Event of Default has been cured or waived, such reallocation shall occur on such later date; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Credit Loans of that Lender.
     (b) Defaulting Lender Cure. If the Company, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Credit Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
     2.16 Increase in Commitments.
     (a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Revolving Credit Lenders), the Company may from time to time request an increase (each, a “Credit Increase”) in the Revolving Credit Commitments by an amount (for all such requests) not exceeding $100,000,000; provided that any such request for a Credit Increase shall be in a minimum amount of $10,000,000. Each request from the Company pursuant to this Section 2.16 shall set forth the requested amount and proposed terms of the relevant Credit Increase. Credit Increases to the Revolving Credit Commitments may be provided by any existing Revolving Credit Lender or by any other Eligible Assignee (any such other Eligible Assignee being called an “Additional Lender”); provided that the Company and the Administrative Agent shall have consented to such Lender’s or Additional Lender’s providing such Credit Increases. No Lender shall be under any obligation to provide all or any part of a Credit Increase.
     (b) Amendment. Revolving Credit Commitments in respect of Credit Increases shall become Revolving Credit Commitments (or in the case of a Revolving Credit Commitment to be provided by an existing Lender, an increase in such Lender’s Revolving Credit Commitment), under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement executed by the Borrowers, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section 2.16.
     (c) Notification by Administrative Agent. The Administrative Agent shall notify the Company and each Revolving Credit Lender of the applicable Lenders’ responses to each request made hereunder.
     (d) Effective Date and Allocations. If the Revolving Credit Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Credit Increase. The Administrative Agent shall promptly notify the Company and the applicable Revolving Credit Lenders of the final allocation of such Credit Increase and the Increase Effective Date.
     (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Revolving Credit Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrowers shall prepay any Revolving Credit Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding applicable Revolving Credit Loans ratable with any revised Applicable Revolving Credit Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section.
     (f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the respective Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
     (ii) If any Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
     (iii) If any Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
     (b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.
     (c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, each Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by such Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. If a Borrower determines in its reasonable judgment that a reasonable basis exists for contesting an Indemnified Tax or Other Tax, the Administrative Agent, any Lender, or the L/C Issuer, as the case may be, shall reasonably cooperate with such Borrower in challenging such Indemnified Tax or Other Tax. Each Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A reasonably detailed certificate as to the amount of any such payment or liability delivered to a Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Any such claim against a Borrower must be made within 90 days of the payment to which such claim relates.
     (ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify each Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for such Borrower or the Administrative Agent) incurred by or asserted against such Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to such Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Revolving Credit Facility and the repayment, satisfaction or discharge of all other Obligations.
     (d) Evidence of Payments. Upon request by a Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by such Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.
     (e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Company and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Company or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the respective Borrowers hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the respective Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdictions.
     (ii) Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,

     (A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Company on behalf of such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
     (B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company on behalf of such Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (II) executed originals of Internal Revenue Service Form W-8ECI,
     (III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,
     (IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of such Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or
     (V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
     (iii) Each Lender shall promptly (A) notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that any Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.
     (iv) If a Borrower is resident for tax purposes in the United States, each Foreign Lender shall provide, promptly upon the reasonable demand of such Borrower or the Administrative Agent, any information, form or document, accurately completed and in a manner reasonably satisfactory to the requesting party, that may be required and reasonably requested in order to allow the requesting party to make a payment under this Agreement or the Loan Documents without any deduction or withholding for or on account of any Tax otherwise required to be withheld or assessed under FATCA and shall (and shall cause other persons acting on its behalf to) comply with any information gathering and reporting requirements (including entering into any agreement with the IRS), in each case, that are required to obtain a complete exemption from any U.S. withholding taxes with respect to payments received by or on behalf of such Foreign Lender.
     (v) Each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date (or such later date on which it first becomes a Borrower), and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.
     (f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund or credit of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit), provided that each Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the

Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
     3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which the Base Rate Loans of such lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with an existing or proposed Base Rate Loan (whether denominated in Dollars or an Alternative Currency), or (c)

the Eurocurrency Rate for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Revolving Credit Borrowing of Base Rate Loans in the amount specified therein.
     3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 3.04(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;
     (ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer);
     (iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or
     (iv) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Additional Reserve Requirements. The Company shall pay (or cause the applicable Designated Borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans (other than to the extent required to be reimbursed pursuant to the foregoing clause (i) or as part of the Mandatory Cost), such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.
     3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower;
     (c) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or
     (d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;
     excluding any loss of anticipated profits, but including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.
     For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

     3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Company hereby agrees to pay (or to cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or the Lender is unable to lend pursuant to Section 3.02, the Company may replace such Lender in accordance with Section 10.13.
     3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Revolving Credit Facility, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the Specified Designated Borrower, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
     (i) executed counterparts of this Agreement, the Company Guaranty and the Domestic Subsidiary Guaranty, each sufficient in number for distribution to the Administrative Agent, each Lender and the Company;
     (ii) Notes executed by the Company in favor of each Lender requesting Notes;

     (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party and the Specified Designated Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party or the Specified Designated Borrower is a party;
     (iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party and the Specified Designated Borrower is duly organized or formed, and that each Loan Party and the Specified Designated Borrower is validly existing, in good standing and qualified (or in the case of the Specified Designated Borrower, such applicable foreign equivalent) to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
     (v) favorable opinions of (i) Wilmer Cutler Pickering Hale and Dorr, LLP, counsel to the Loan Parties, and in-house counsel to the Company, and (ii) Maddocks, Australian counsel to the Loan Parties and the Specified Designated Borrower, each addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Specified Designated Borrower, respectively, and the Loan Documents as the Administrative Agent may reasonably request;
     (vi) a certificate of a Responsible Officer of each Loan Party and the Specified Designated Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party or the Specified Designated Borrower, as applicable, and the validity against such Loan Party or the Specified Designated Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
     (vii) a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) a calculation of the Consolidated Leverage Ratio as of the last day of the fiscal quarter of the Company most recently ended prior to the Closing Date;
     (viii) The Administrative Agent shall have received, in form and substance acceptable to it, a fully executed copy of the Foreign Subsidiary Pledge Agreement and each other applicable Foreign Subsidiary Pledge Document, together with evidence that all filings necessary or advisable, in the reasonable judgment of the Administrative Agent, for the perfection and priority of the Liens thereof;

     (ix) a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Company ended on March 31, 2011, signed by a Responsible Officer of the Company;
     (x) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;
     (xi) evidence that the Existing Credit Agreements have been or concurrently with the Closing Date are being terminated;
     (xii) a Solvency Certificate executed by the chief financial officer of the Company;
     (xiii) the financial statements referred to in Section 5.05; and
     (xiv) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.
     (b) All accrued fees and expenses of the Administrative Agent and the Joint Lead Arrangers (including the reasonable fees and expenses of Jones Day, counsel for the Administrative Agent and MLPFS), required to be paid on or before the Closing Date shall have been paid. The Borrowers shall have paid all items due and payable under the Fee Letters on or before the Closing Date.
     (c) All Governmental Authority, shareholder and other consents and approvals necessary or, in the opinion of the Administrative Agent, desirable in connection with the Transactions shall have been received and shall be in full force and effect and all third party consents shall have been received.
     (d) There shall not be any action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened, in any court or before any arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect.
     Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

     (a) The representations and warranties of (i) the Borrowers contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.
     (b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or the application of the proceeds thereof.
     (c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
     (d) If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.14 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.
     (e) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Revolving Credit Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.
     Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
     4.03 Conditions to Credit Extension to Specified Designated Borrower. The obligation of each Lender to make its initial Credit Extension to the Specified Designated Borrower is subject to the satisfaction of the following conditions precedent in the reasonable determination of the Administrative Agent, and to the Administrative Agent’s notification to the Company (which shall not be unreasonably withheld or delayed) that such conditions precedent have been satisfied:
     (a) Each of the conditions set forth in Section 4.02 shall have been satisfied.
     (b) The Administrative Agent shall have received the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Specified Designated Borrower, each in form and substance reasonably satisfactory to the Administrative Agent and the Required Revolving Credit Lenders:

     (i) All documents that would be required to be delivered by the Specified Designated Borrower, the Loan Parties and other Subsidiaries under Section 2.14 and Section 6.13 if the Specified Designated Borrower had become a Designated Borrower on the first day following the Closing Date; and
     (ii) Notes executed by the Specified Designated Borrower in favor of each Lender requesting such Notes.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     Each Borrower represents and warrants to the Administrative Agent and the Lenders that:
     5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a) (with respect to Immaterial Subsidiaries only), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party and the Specified Designated Borrower of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law in any manner that is materially adverse to the Company and its Subsidiaries, except, in each case referred to (x) in clause (b)(i), or (y) to the extent relating to any order, injunction, writ or decree of any Governmental Authority not specifically relating to such Person or its property, in clause (b)(ii), to the extent that the same could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
     5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person (except as has been or will be taken in connection with, and prior to, the execution and delivery of each such document) is necessary or required in connection with the (a) execution, delivery or performance by, or enforcement against, any Loan Party or the Specified Designated Borrower of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Foreign Subsidiary Pledge Documents or, (c) other than filings and registrations as have been made (or, in jurisdictions in which it is not customary to make such filings or registrations until after the delivery of the applicable security documentation, will be made promptly after the entry into the applicable Foreign Subsidiary Pledge Documents), the perfection or maintenance of the Liens created under the Foreign Subsidiary Pledge Documents (including the first priority nature thereof).
     5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party and the Specified Designated Borrower that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party or the Specified Designated Borrower, as applicable, enforceable against each Loan Party or the Specified Designated Borrower, as applicable, that is party thereto in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
     5.05 Financial Statements; No Material Adverse Effect.
     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) reflect or disclose all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
     (b) The unaudited consolidated balance sheets of the Company and its Subsidiaries dated March 31, 2011 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness, to the extent required to be disclosed in accordance with GAAP and not set forth on the unaudited consolidated balance sheet referred to in the previous sentence
     (c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     (d) The consolidated forecasted balance sheet and statements of income and cash flows of the Company and its Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Company’s best estimate of its future financial condition and performance.
     5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     5.08 Ownership of Property; Liens. Each of the Company and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Company and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.
     5.09 Environmental Compliance. The Company and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Company has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.10 Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.
     5.11 Taxes. The Company and its Subsidiaries (a) have filed all Federal, state and other material tax returns and reports required to be filed, and (b) have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except, in the case of this clause (b), (i) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement, other than the Tax Receivable Agreement.

     5.12 ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Company, nothing has occurred that would prevent or cause the loss of such tax-qualified status. The representation in this Section 5.12 are qualified, with respect to Multiemployer Plans only, as being to the knowledge of the Company.
     (b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred, and neither the Company nor any ERISA Affiliate has any knowledge of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan which could reasonably be expected to result in a Material Adverse Effect; (ii) the Company and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Company nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.
     (d) With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities; (iii) any obligation of the Company or its Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (iv) any Lien on the property of the Company or its Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (v) for each Foreign Plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities) or otherwise in accordance with good practice;

(vi) any facts that, to the knowledge of the Company or any of its Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the knowledge of the Company or any of its Subsidiaries, would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits); (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law and (viii) any failure to obtain or retain approval or qualification by and/or due registration with the appropriate taxation, social security, supervisory, fiscal or other applicable governmental entities in the relevant state or jurisdiction, in order to obtain tax approved, favoured or qualified status in the relevant jurisdiction.
     5.13 Subsidiaries; Equity Interests. As of the Closing Date, (a) the Company has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Foreign Subsidiary Pledge Agreement. The Company has no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13. All of the outstanding Equity Interests in the Company have been validly issued, and are fully paid and nonassessable. The Organization Documents of companies whose Equity Interests are subject to Liens pursuant to the Collateral Documents do not and could not restrict or inhibit any transfer of such Equity Interests or creation or enforcement of such Liens.
     5.14 Margin Regulations; Investment Company Act.
     (a) No part of the proceeds of any Loan will be used in a manner that would result in a violation of Regulation U or any of the other Regulations of the FRB. If requested by any Lender or the Administrative Agent, the Company will furnish to the Administrative Agent and each Lender a statement to the forgoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
     (b) None of the Company, any Person Controlling the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     5.15 Disclosure. The Company has, either directly or as attached to the Company’s disclosures filed with the SEC on form 10-K or 10-Q disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party or the Specified Designated Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     5.17 Taxpayer Identification Number; Other Identifying Information. The true and correct U.S. taxpayer identification number of the Company and each Designated Borrower that is a Domestic Subsidiary and a party hereto on the Closing Date is set forth on Schedule 10.02. The true and correct unique identification number of the Specified Designated Borrower that has been issued by its jurisdiction of organization and the name of such jurisdiction are set forth on Schedule 5.17.
     5.18 Intellectual Property; Licenses, Etc. The Company and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. Except for instances that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     5.19 Representations as to Foreign Loan Parties and the Specified Designated Borrower. As to each Foreign Loan Party and the Specified Designated Borrower:
     (a) Such Foreign Loan Party or the Specified Designated Borrower is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Loan Party or the Specified Designated Borrower, the “Applicable Foreign Loan Party Documents”), and the execution, delivery and performance by such Foreign Loan Party or the Specified Designated Borrower of the Applicable Foreign Loan Party Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Loan Party, the Specified Designated Borrower, nor any of its respective property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Loan Party or the Specified Designated Borrower is organized and existing in respect of its obligations under the Applicable Foreign Loan Party Documents;

     (b) The Applicable Foreign Loan Party Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Loan Party or the Specified Designated Borrower is organized and existing for the enforcement thereof against such Foreign Loan Party or the Specified Designated Borrower, as applicable, under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Loan Party Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Loan Party Documents that the Applicable Foreign Loan Party Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Loan Party or the Specified Designated Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Loan Party Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Loan Party Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid;
     (c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Loan Party or the Specified Designated Borrower is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Loan Party Documents or (ii) on any payment to be made by such Foreign Loan Party pursuant or the Specified Designated Borrower to the Applicable Foreign Loan Party Documents, except as has been disclosed to the Administrative Agent;
     (d) For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulations”), such Foreign Loan Party’s or the Specified Designated Borrower’s centre of main interest (as that term is used in Article 3(1) of the Regulations) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction;
     (e) The choice of governing law of the Applicable Foreign Loan Party Documents will be recognized and enforced in its Relevant Jurisdiction;
     (f) Any judgment obtained in relation to an Applicable Foreign Loan Party Document in the jurisdiction of the governing law of such Applicable Foreign Loan Party Document will be recognized and enforced in its Relevant Jurisdiction.
     (g) The execution, delivery and performance of the Applicable Foreign Loan Party Documents executed by such Foreign Loan Party or the Specified Designated Borrower are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Loan Party is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).
     5.20 Solvency. Each of (a) the Company and its Subsidiaries, on a consolidated basis, and (b) WEX Bank, on a stand-alone basis, is Solvent.

     5.21 Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien of the type purported to be granted pursuant to the Collateral Documents on all right, title and interest of the respective Loan Parties in the Collateral described therein and such Collateral it not subject to any Lien with a priority that is prior to or pari passu with the first priority Lien of the type granted to the Secured Parties pursuant to the Collateral Documents. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.
ARTICLE VI.
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:
     6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
     (a) as soon as available, but in any event within 90 days (or, in the case of clause (iii) below, within 120 days) after the end of each fiscal year of the Company:
     (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;
     (ii) the unaudited balance sheet of the Company (on a stand-alone basis) and related unaudited statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company in accordance with GAAP consistently applied; and
     (iii) the audited consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows of WEX Bank and its consolidated subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all reported on by

Deloitte & Touche LLP or other independent public accountants of recognized national standing;
From and after the date on which each Designated Borrower is designated and accepted hereunder (or, in the case of the Specified Designated Borrower, from and after the date on which the Specified Designated Borrower becomes a Designated Borrower), all financial statements shall include unaudited consolidated balance sheets, and the related consolidated statements of income or operations, shareholders’ equity and cash flows, for such fiscal year showing the consolidated financial position and results of operations of such Designated Borrower and its respective Subsidiaries on a stand-alone basis.
     (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company:
     (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and
     (ii) the unaudited balance sheet of the Company (on a stand-alone basis) as of the end of such fiscal quarter and related unaudited statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
From and after the date on which each Designated Borrower is designated and accepted hereunder (or, in the case of the Specified Designated Borrower, from and after the date on which the Specified Designated Borrower becomes a Designated Borrower), all such financial statements shall include consolidated balance sheets, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, showing the consolidated financial position and results of operations of such Designated Borrower and its respective Subsidiaries on a stand-alone basis.
     (c) as soon as available, but in any event within the period within which WEX Bank is required to deliver its quarterly call report with the FDIC after the end of each of the first three fiscal quarters of each fiscal year of WEX Bank, its call report and related schedules, all certified by its chief financial officer as having been prepared in accordance with FDIC requirements; and

     (d) as soon as available, but in any event at least 90 days after the beginning of each fiscal year of the Company, forecasts prepared by management of the Company, in form satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of the Company and its Subsidiaries on a quarterly basis for such fiscal year (including the fiscal year in which the Maturity Date occurs).
     As to any information contained in materials furnished pursuant to Section 6.02(c), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
     6.02 Certificates; Other Information.
     Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
     (a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), and to the extent not constituting part of the report, its independent certified public accountants pursuant to Section 6.01(a), a certificate of it independent certified public accountants certifying such financial statements;
     (b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Company;
     (c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (d) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency (excluding routine comments and correspondence from such agency) regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and
     (e) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     Each Borrower hereby acknowledges that (a) the Administrative Agent and/or MLPFS will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, MLPFS, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and MLPFS shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC.”
     6.03 Notices. Promptly notify the Administrative Agent and (except in the case of subsection (e) below) each Lender:

     (a) of the occurrence of any Default;
     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
     (c) of any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority;
     (d) of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect;
     (e) of the incurrence or issuance of any Indebtedness by any Loan Party or any of their Subsidiaries (other than WEX Bank) in an original principal amount of greater than $25,000,000 that is not promptly disclosed on Form 8-K filed with the SEC; and
     (f) of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary, including any determination by the Company referred to in Section 2.10(b).
     Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
     6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities which if not paid could reasonably be expected to have a Material Adverse Effect, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; other than the Liens permitted under Section 7.01.
     6.05 Preservation of Existence, Etc. Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
     6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
     6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be.
     6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, that neither the Administrative Agent nor any Lender may exercise such rights of inspection under this Section 6.10 more often than two (2) times during any calendar year absent the existence of an Event of Default; provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.
     6.11 Use of Proceeds. Use the proceeds of the Credit Extensions (i) to refinance Indebtedness existing under the Existing Credit Agreement, and (ii) for working capital purposes, acquisitions, Restricted Payments, the refinancing of Indebtedness and other general corporate purposes, in each case, not in contravention of any Law or of any Loan Document.
     6.12 Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Loan Party is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents.
     6.13 Additional Guarantors; Pledge; Redesignation of Immaterial Subsidiaries.
     (a) The Company will cause any Person that becomes a Domestic Subsidiary after the date hereof (other than an Excluded Domestic Guaranty Subsidiary), and each Domestic Subsidiary that ceases to be an Excluded Domestic Guarantee Subsidiary, (i) to execute and deliver to the Administrative Agent, within 10 Business Days after the date such Person first becomes a Domestic Subsidiary or ceases to be an Excluded Domestic Guaranty Subsidiary (or such later date as the Administrative Agent may allow in its sole discretion), a supplement to the Domestic Subsidiary Guaranty, in form and substance satisfactory to the Administrative Agent, and (ii) concurrently with the delivery of such supplement, to deliver to the Administrative Agent (x) evidence of action of such Person’s board of directors or other governing body authorizing the execution, delivery and performance thereof and (y) a favorable written opinion of counsel for such Person, in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to such Person and the Domestic Subsidiary Guaranty as the Administrative Agent may reasonably request.
     (b) The Company will cause any Person that becomes a Foreign Subsidiary after the date hereof (other than an Excluded Foreign Guaranty Subsidiary), and each Foreign Subsidiary that ceases to be an Excluded Foreign Guaranty Subsidiary, (i) to execute and deliver to the Administrative Agent, within 10 Business Days (or, if additional time is necessary under applicable Law, 30 days) after the date such Person first becomes a Foreign Subsidiary or ceases to be an Excluded Foreign Guaranty Subsidiary (or such later date as the Administrative Agent may allow in its sole discretion), a Foreign Subsidiary Guaranty in form and substance satisfactory to the Administrative Agent, and (ii) concurrently with the delivery of such Foreign Subsidiary Guaranty, to deliver to the Administrative Agent (x) evidence of action of such Person’s board of directors or other governing body authorizing the execution, delivery and performance thereof and (y) a favorable written opinion of counsel for such Person, in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to such Person and such Foreign Subsidiary Guaranty, as the Administrative Agent may reasonably request.
     (c) Promptly, and in any event within 10 Business Days (or, if additional time is necessary under applicable Law, 30 days) (or by such later date as the Administrative Agent may allow in its sole discretion) of the acquisition or formation by any Loan Party (other than a Foreign Subsidiary) of a Foreign Subsidiary that is not an Excluded Pledge Subsidiary, or of any Foreign Subsidiary ceasing to be an Excluded Pledge Subsidiary, the Company shall cause each Loan Party that owns Equity Interests in such Foreign Subsidiary, if such Loan Party is not already a party to the Foreign Subsidiary Pledge Agreement, to execute and deliver to the Administrative Agent (i) a supplement to the Foreign Subsidiary Pledge Agreement, in form and substance satisfactory to the Administrative Agent, (ii) such other Foreign Subsidiary Pledge Documents as may be necessary, in the reasonable judgment of the Administrative Agent, to effect a pledge to the Administrative Agent, for the benefit of the Secured Parties, of up to 65% of each class of the outstanding Equity Interests of such Foreign Subsidiary, (iii) evidence that all corporate action required to be taken in connection therewith has been taken and (iv) a favorable written opinion of counsel in each applicable jurisdiction as to the effectiveness of such pledge and such other matters as the Administrative Agent may reasonably request.
     (d) If, as of any date of determination, all Immaterial Subsidiaries, together with their respective subsidiaries, account for more than 10% of Consolidated Total Assets, 10% of Consolidated Net Worth or 10% of the consolidated revenues of the Company for the period of four consecutive fiscal quarters immediately preceding the date of determination, then the

Company shall so notify the Administrative Agent, and shall, within 10 days of such notice, redesignate Immaterial Subsidiaries as Material Subsidiaries so that all Immaterial Subsidiaries and their respective Subsidiaries comply with the proviso to the definition of “Immaterial Subsidiary”.
     6.14 Compliance with Regulatory Requirements. With respect to WEX Bank or any other Subsidiary which is a regulated bank, (i) comply with all minimum capital ratios and guidelines, including without limitation, risk-based capital guidelines and capital leverage regulations (as may from time to time be prescribed by regulation or enforceable order of the FDIC or other federal or state regulatory authorities having jurisdiction over such Person), and within such ratios and guidelines be “well-capitalized” and (ii) at all times comply with applicable financial institution regulations and requirements with respect to capital adequacy.
     6.15 Post Closing Covenant. Within five (5) Business Days after the Closing Date (or by such later date as the Administrative Agent may agree in its sole discretion), the Company shall deliver to the Administrative Agent certificates evidencing the collateral pledged under the Foreign Subsidiary Pledge Documents on the Closing Date, accompanied by stock or other appropriate transfer powers endorsed in blank.
ARTICLE VII.
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall not, nor shall it permit any Subsidiary (other than WEX Bank, in the case of Sections 7.02, 7.03, 7.06, 7.08 and 7.12) to, directly or indirectly:
     7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
     (a) Liens pursuant to any Loan Document;
     (b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);
     (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

     (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
     (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);
     (i) Liens securing Indebtedness permitted under Section 7.03(g); provided that, (i) in the case of Indebtedness permitted under Section 7.03(g)(i), (A) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (B) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, and (ii) in the case of Indebtedness permitted under Section 7.03(g)(ii), such Liens do not attach to all assets of the Company or any Subsidiary thereof or otherwise constitute “blanket” Liens, but instead attach only to specific items of property (and not to accounts);
     (j) Liens existing on any property or asset acquired in a Permitted Acquisition or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such Permitted Acquisition or such Person become a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary; and (iii) such Lien shall secure only those obligations which it secures on the date of such Permitted Acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and any Indebtedness secured by such Liens is permitted under Section 7.03(h);
     (k) Liens on any property or assets of the Company or any Subsidiary in favor of WEX Bank securing obligations between WEX Bank and the Company or any Subsidiary not exceeding in the aggregate (i) $30,000,000 in 2011 and (ii) in each fiscal year thereafter, the amount which is ten percent in excess of the aggregate principal amount permitted in the prior fiscal year;
     (l) Liens incurred by WEX Bank in the ordinary course of its business in connection with the issuance of certificates of deposit, escrow deposits in the form of money market deposits, customer deposits and borrowed federal funds;

     (m) Liens attaching to any deposit accounts in which cash collateral in an aggregate amount not to exceed $15,000,000 has been provided in connection with hedging agreements entered into in the ordinary course of business and not for speculative purposes;
     (n) Liens existing or deemed to exist in connection with any Permitted Securitization Transaction, but only to the extent that any such Lien relates to the applicable Securitization Assets sold, contributed, financed or otherwise conveyed or pledged pursuant to such transactions; and
     (o) Liens securing only Indebtedness permitted under Section 7.03(m), provided that such liens shall not apply to the assets or property of any Loan Party or of the Company or any Subsidiary other than the RD Entities.
     7.02 Investments. Make any Investments, except:
     (a) Investments held by the Company or such Subsidiary in the form of Cash Equivalents;
     (b) (i) advances to officers, directors and employees of the Company and its Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes and (ii) advances of payroll payments in the ordinary course of business;
     (c) Investments of (i) any Domestic Loan Party in any other Domestic Loan Party, (ii) any Foreign Loan Party in any other Loan Party or (iii) any Subsidiary that is not a Loan Party in the Company or any of its Subsidiaries;
     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (e) Guarantees permitted by Section 7.03;
     (f) Investments of (i) any Domestic Loan Party in any Foreign Loan Party or (ii) any Loan Party in a Subsidiary other than a Loan Party; provided that the aggregate amount of all Investments permitted by this clause (f), together with (but without duplication of) Indebtedness permitted by Section 7.03(e), shall not exceed $200,000,000 (or, from and after the first date after the Closing Date on which the Company has delivered a Compliance Certificate showing that the Consolidated Leverage Ratio has been not greater than 1.75:1.00 for four-quarter periods ending on two consecutive fiscal quarters, $400,000,000) at any time outstanding;
     (g) Investments constituting short-term advances to WEX Bank in an aggregate outstanding amount not to exceed $50,000,000 at any time, provided that each such advance shall be repaid, and the outstanding amount of Investments made in reliance on this subsection (g) reduced to zero for one full Business Day, within 30 days of such advance;
     (h) Investments constituting Permitted Acquisitions;

     (i) Investments consisting of fundamental changes and Restricted Payments permitted under Sections 7.04 and 7.06, respectively;
     (j) Investments outstanding on the Closing Date and listed on Schedule 7.02 and any renewal or extension thereof so long as the amount of such Investment is not increased thereby;
     (k) Investments by the Company and its Subsidiaries existing on the date hereof in the capital stock of their respective Subsidiaries;
     (l) Investments in Swap Contracts permitted under Section 7.03(f);
     (m) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit, (ii) customary trade arrangements with customers consistent with past practices or (iii) guarantees of leases, or other obligations not constituting Indebtedness, of the Company or any Subsidiary;
     (n) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers, suppliers or any other Person;
     (o) Investments received as part of a redemption or payment of or for, as a dividend on, or as a distribution in respect of, other Investments permitted by this Section;
     (p) additional Investments made from time to time to the extent made with proceeds of Qualified Stock of the Company;
     (q) Investments of a Subsidiary acquired after the Closing Date or of a Person merged into or consolidated with the Company or any Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
     (r) Investments constituting loans and other extensions of credit made to customers of WEX Bank pursuant to one or more participation agreements with WEX Bank in an aggregate amount not exceeding (i) $60,000,000 in 2011 and (ii) in each fiscal year thereafter, the amount which is twenty percent in excess of the aggregate principal amount permitted in the prior fiscal year.
     (s) Investments constituting loans and other extensions of credit made to customers of the Company and its Subsidiaries’ co-branded relationship;
     (t) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations including obligations under insurance, health, disability, safety or environmental obligations;
     (u) Investments by the Company or its Subsidiaries in accounts receivable owing to them, if created or acquired in the ordinary course of business and payable in accordance with customary trade terms (including the dating of accounts receivable and extensions of payments in the ordinary course of business);
     (v) Investments arising out of the receipt by the Company or any Subsidiary of non-cash consideration for transactions permitted under Section 7.05;
     (w) Investments in a Permitted Securitization Entity required for capitalization from time to time of such Permitted Securitization Entity or in connection with a contribution, sale or other transfer of Securitization Assets to such Permitted Securitization Entity pursuant to or in connection with a Permitted Securitization Transaction;
     (x) Investments constituting ordinary-course transfer pricing liabilities among the Company and its Subsidiaries; and
     (y) other Investments not exceeding $25,000,000 in the aggregate in any fiscal year of the Company.
     7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness under the Loan Documents;
     (b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that any such refinancing, refunding, renewal or extension shall not (i) increase the amount of such Indebtedness except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized, (ii) shorten the maturity of such Indebtedness or (iii) change the obligors with respect thereto;
     (c) Indebtedness of (i) any Domestic Loan Party to any other Loan Party, (ii) any Foreign Loan Party to any other Foreign Loan Party or (iii) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party;
     (d) Guarantees by (i) any Domestic Loan Party of Indebtedness of any other Domestic Loan Party, (ii) any Foreign Loan Party of Indebtedness of any other Loan Party or (iii) Subsidiary that is not a Loan Party of Indebtedness of the Company or any of its Subsidiaries, provided that any Guarantee by a Loan Party of Indebtedness that is subordinated to the Obligations shall be subordinated to the Obligations to the same extent as such Guaranteed Indebtedness;
     (e) Indebtedness of (i) any Foreign Loan Party to any Domestic Loan Party or of any Subsidiary other than a Loan Party to any Loan Party and (ii) Guarantees by any Domestic Loan Party of Indebtedness of any Person other than a Domestic Loan Party, or by any Foreign Loan Party of Indebtedness of any Subsidiary other than a Loan Party; provided that the aggregate amount of Indebtedness and Guarantees permitted by this clause (e) together with (but without duplication of) Investments pursuant to Section 7.02(f), shall not exceed $200,000,000 (or, from and after the first date after the Closing Date on which the Company has delivered a Compliance Certificate showing that the Consolidated Leverage Ratio has been not greater than 1.75:1.00 for four-quarter periods ending on two consecutive fiscal quarters, $400,000,000) at any time outstanding, and provided further that any Guarantee by a Loan Party of Indebtedness that is subordinated to the Obligations shall be subordinated to the Obligations to the same extent as such Guaranteed Indebtedness;
     (f) obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under any Swap Contract, provided that (i) (x) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view,” or (y) such obligations arise out of the Company’s or any Subsidiary’s hedging of its fuel price-related earnings exposure in a manner consistent with the Company’s practices as of the Closing Date and, in each case, not for purposes of speculation and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party upon termination of such Swap Contract by the non-defaulting party;
     (g) Indebtedness in respect of (i) capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets and (ii) other secured Indebtedness, in each case within the applicable limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $40,000,000;
     (h) Indebtedness of any Person that becomes a Subsidiary after the date hereof and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (i) shall not exceed $15,000,000 at any time outstanding;
     (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of incurrence;
     (j) Indebtedness of the Company or any Subsidiary constituting indemnification, adjustment of purchase price, earn outs or similarly obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary permitted hereunder;
     (k) subordinated Indebtedness of the Company; provided that (i) no such Indebtedness shall mature or amortize earlier than 180 days after the latest Maturity Date in respect of a Facility hereunder, (ii) no agreement or instrument executed with respect to such Indebtedness shall have any financial covenants, events of default or terms which conflict with, or covenants which are more restrictive than the terms of the Loan Documents (and all such financial covenants, events of default, terms and covenants shall be reasonably satisfactory to the Administrative Agent), and the Company shall have delivered to the Administrative Agent copies of all such agreements and instruments prior to the execution thereof, (iii) the terms of subordination of such Indebtedness shall be reasonably satisfactory to the Administrative Agent and (iv) no Default shall have occurred or be continuing or would result from the incurrence of such Indebtedness, and a Responsible Officer of the Company shall have delivered a certificate to the Administrative Agent demonstrating the same;
     (l) obligations of the Company or any Subsidiary pursuant to or in connection with any Permitted Securitization Transaction, to the extent such obligations satisfy the conditions set forth in Section 7.16;
     (m) Indebtedness (i) of the RD Entities under one or more working capital facilities, in an aggregate outstanding principal amount not to exceed $20,000,000 at any time, or (ii) constituting Guarantees by the Company of such Indebtedness;
     (n) Indebtedness constituting Investments permitted by Section 7.02(y); and
     (o) other unsecured Indebtedness in an aggregate principal amount not to exceed $100,000,000 at any time outstanding.
     7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:
     (a) any Subsidiary may merge with (i) the Company, provided that the Company shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that (A) when any Designated Borrower is merging with another Subsidiary, such Designated Borrower shall be the continuing or surviving Person, (B) when any Domestic Subsidiary Guarantor is merging with another Subsidiary (other than a Designated Borrower), a Domestic Subsidiary Guarantor shall be the continuing or surviving Person, (C) when any Foreign Subsidiary Guarantor is merging with another Subsidiary (other than a Designated Borrower or Domestic Subsidiary Guarantor), a Foreign Subsidiary Guarantor shall be the continuing or surviving Person, and (D) when any wholly-owned Subsidiary is merging with another Subsidiary, a wholly-owned Subsidiary shall be the continuing or surviving Person;
     (b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Subsidiary, provided that (i) if the transferor in such a transaction is a Designated Borrower that is a Domestic Subsidiary or a Domestic Subsidiary Guarantor, then the transferee must be the Company, a Designated Borrower that is a Domestic Subsidiary or a Domestic Subsidiary Guarantor and (ii) if the transferor in such a transaction is a Designated Borrower that is a Foreign Subsidiary or a Foreign Subsidiary Guarantor, then the transferee must be the Company, a Designated Borrower or a Subsidiary Guarantor;
     (c) the Company or any Subsidiary may merge with any other Person in order to effect a Permitted Acquisition; provided that (i) the continuing or surviving Person shall have complied with the requirements of Section 6.13, if applicable, and (ii) in the case of a merger of a Borrower with any other Person, such Borrower shall be the continuing or surviving Person;

     7.05 Dispositions.
     Make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) Dispositions of inventory in the ordinary course of business;
     (c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
     (d) Dispositions of property by any Subsidiary to the Company or to a wholly-owned Subsidiary; provided that except to the extent that such Disposition is permitted as an Investment under Section 7.02 (i) if the transferor in such a transaction is a Designated Borrower that is a Domestic Subsidiary or is a Domestic Subsidiary Guarantor, then the transferee must be the Company, a Designated Borrower that is a Domestic Subsidiary or a Domestic Subsidiary Guarantor and (ii) if the transferor in such a transaction is a Designated Borrower that is a Foreign Subsidiary or is a Foreign Subsidiary Guarantor, then the transferee must be the Company, a Designated Borrower or a Subsidiary Guarantor;
     (e) Dispositions permitted by Section 7.04;
     (f) Dispositions by the Company and its Subsidiaries of property permitted by Section 7.12;
     (g) Dispositions of Securitization Assets for fair market value (or for fair consideration and reasonably equivalent value) to one or more Permitted Securitization Entities and their assigns pursuant to or in connection with a Permitted Securitization Transaction or by any Permitted Securitization Entity in connection therewith; and
     (h) other Dispositions from and after the date of this Agreement by the Company and its Subsidiaries for an aggregate sale price not to exceed 5% of Consolidated Total Assets calculated at the time of each Disposition;
provided, however, that any Disposition pursuant to clauses (a), (b), (c), (f) and (h) shall be for fair market value.
     7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
     (a) each Subsidiary may make Restricted Payments to the Company and its Subsidiaries and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
     (b) the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
     (c) the Company and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its Qualified Stock;
     (d) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries;
     (e) the Company may from time to time make other Restricted Payments; provided that (A) after giving effect to each such Restricted Payment and any related transactions (including any related incurrence of Indebtedness), the Consolidated Leverage Ratio for the last period of four fiscal quarters for which financial statements shall have been delivered in accordance with Section 6.01(a) or (b) shall be less than 1.75:1.00, calculated on a Pro Forma Basis in a manner reasonably satisfactory to the Administrative Agent and (B) prior to making any such Restricted Payment, if requested by the Administrative Agent, the Administrative Agent shall have received a certificate, dated the date of such Restricted Payment and signed by a Responsible Officer of the Company, confirming compliance with the restrictions set forth in this Section 7.06(e) and containing calculations in reasonable detail demonstrating such compliance.
     (f) so long as the Company would be in compliance with Section 7.11 on a Pro Forma Basis after giving effect to such Restricted Payments and any related transactions (including any related incurrence of Indebtedness), the Company may make Restricted Payments not otherwise permitted hereunder in an aggregate amount of $25,000,000 during each fiscal year of the Company, of which 100% of unused amounts may be carried over into subsequent years.
     7.07 Change in Nature of Business. Engage in any business, if, as a result, the general nature of the business of the Loan Parties taken as a whole, would be substantially changed from the general nature of the business of the Loan Parties taken as a whole, on the date hereof.
     7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of a Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) Restricted Payments made in accordance with Section 7.06 or (b) transactions between or among the Company and any of its wholly-owned Subsidiaries (or any Permitted

Securitization Entity) or between and among any wholly-owned Subsidiaries (or any Permitted Securitization Entity) not involving any other Affiliate.
     7.09 Burdensome Agreements. Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof and identified on Schedule 7.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition) (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by (x) any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (y) any agreement relating to Indebtedness incurred in reliance on Section 7.03(h) (to the extent that such restrictions apply only to the Person becoming a Subsidiary of the Company and any of its Subsidiaries that also become Subsidiaries of the Company in the same transaction or series of related transactions) or (z) any agreement relating to Indebtedness incurred in reliance on Section 7.03(k) or (o) (in each case, so long as such agreement permits the Obligations to become secured without further consent or act by the lenders or holders of Indebtedness thereunder, provided that, in the case of Section 7.03(o), such agreement may require that such Indebtedness be equally and ratably secured by any collateral on which a Lien is granted to secure the Obligations), (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, and (vi) the foregoing shall not apply to customary restrictions and conditions imposed by any agreement relating to any agreement relating to Indebtedness incurred in reliance on Section 7.03(m), provided that such latter restrictions and conditions affect only the RD Entities; provided that this Section 7.09 shall not apply (i) to WEX Bank to the extent that any such restriction, prohibition or condition is imposed by a Governmental Authority in connection with the ordinary course of business of WEX Bank or (ii) to the Company or any Subsidiary in connection with any agreements evidencing a Permitted Securitization Transaction, provided that, in the case of this clause (ii), the same extend only to the related Securitization Assets and the Equity Interests of the relevant Permitted Securitization Entity or (iii) to any Permitted Securitization Entity in connection with any agreements evidencing a Permitted Securitization Transaction.
     7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) in violation of Law (including Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

     7.11 Financial Covenants.
     (a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 3:00 to 1:00.
     (b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Company to be greater than 3:25 to 1:00, other than during any Step-Up Period, or 3.75 to 1.00, during any Step-Up Period.
     7.12 Sale and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property that has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary unless such arrangement is entered into in connection with the financing of the acquisition of such property through the proceeds of a capital lease permitted by Section 7.03(g)(i) and the sale or transfer of such property occurs within thirty days following the acquisition thereof by the Company or any of its Subsidiaries.
     7.13 Accounting Changes. (i) Make any material change in accounting principles or reporting practices, except as are made in accordance with GAAP or as are otherwise consented to by the Administrative Agent or (ii) change its fiscal year or quarters or the method of determination thereof, provided that this Section 7.13 shall not apply to WEX Bank to the extent that any such change is required or imposed by a Governmental Authority.
     7.14 Tax Receivable Agreement. Make any payment under the Tax Receivable Agreement if an Event of Default has occurred and is continuing, or make any prepayment under the Tax Receivable Agreement other than Permitted Tax Receivable Agreement Prepayments
     7.15 Amendments. Amend (i) the documents or instruments governing any Indebtedness incurred under Section 7.03(k) without the consent of the Administrative Agent or (ii) any Organizational Document in a manner materially adverse to the Administrative Agent or the Lenders.
     7.16 Permitted Securitization Transactions.
     (a) Permit the aggregate Attributable Indebtedness in respect of all Permitted Securitization Transactions of the Company, its Subsidiaries and all Permitted Securitization Entities to third parties to exceed $350,000,000 at any time.
     (b) Except in the case of a Permitted Securitization Entity, incur or become obligated with respect to any Indebtedness or other liabilities or obligations in connection with any Permitted Securitization Transaction other than Indebtedness or other liabilities or obligations (i) resulting from the transfer of any Securitization Assets in connection with a Permitted Securitization Transaction so long as such Indebtedness is non-recourse to the Company and any Subsidiary (other than the applicable Permitted Securitization Entity), except for Standard Securitization Undertakings and (ii) consisting of Standard Securitization Undertakings.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, 6.13, 6.15 or Article VII or any Guarantor fails to perform or observe any term, covenant or agreement contained in any Guaranty to which it is a party; or
     (c) Other Defaults. Any Loan Party or the Specified Designated Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the Company or any of its Subsidiaries obtains knowledge thereof; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party or the Specified Designated Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
     (e) Cross-Default. (i) The Company or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or fails to make any payment when due of the Swap Termination Value in an amount greater than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded (in each case, after giving effect to any applicable grace period); provided that this clause (e)(i) shall not apply to secured Indebtedness that becomes due as a result of the voluntary Disposition or transfer of the property or assets securing such Indebtedness, so long as such Disposition is permitted hereunder and such

Indebtedness is retired concurrently therewith; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount; or
     (f) Insolvency Proceedings, Etc. (i) Any Loan Party or any of its Material Subsidiaries (A) files, issues, institutes or consents to the filing, issuing or institution of any petition, procedure or proceeding under or to take advantage of any Debtor Relief Law, or (B) makes an assignment for the benefit of creditors or initiates or enters into a composition, compromise or arrangement with any of its creditors, or (C) applies for or consents to the appointment of any receiver, administrator, examiner, compulsory manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property, or (D) is adjudicated as insolvent; or (ii) any receiver, administrator, examiner, compulsory manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed in respect of any Loan Party or any of its Material Subsidiaries without the application or consent of such Person and, in the case of such an appointment under the laws of the United States or any other jurisdiction in which such appointment may be contested and such Person is contesting such appointment in good faith by appropriate proceedings diligently conducted, such appointment is not discharged or stayed within 60 calendar days; or (iii) any procedure or proceeding under or to take advantage of any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted or any petition under or to take advantage of any Debtor Relief Law is filed or issued without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding or with respect to any such petition; or
     (g) Inability to Pay Debts; Attachment. (i) The Company or any Material Subsidiary admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
     (h) Judgments. There is entered against the Company or any Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and enforcement of such judgment is not stayed, by reason of a pending appeal or otherwise, vacated, discharged or satisfied within 30 days after entry thereof, or there is a period of 10 consecutive days thereafter during which a stay of enforcement of such judgment is not in effect; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount (provided that, with respect to any Multiemployer Plan, this clause (i) shall only apply if the Company has received written notice from such plan or otherwise becomes aware that an event or circumstance described in such clause has occurred), or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, and the extension of the time to pay in connection with the resolution of any dispute in accordance with the terms of Title IV of ERISA any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party or the Specified Designated Borrower denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
     (k) Change of Control. There occurs any Change of Control; or
     (l) WEX Bank Event. A WEX Bank Event shall occur, or WEX Bank or any other Subsidiary which is a regulated bank shall fail at any time to be “adequately capitalized” in accordance with applicable federal or state laws; or
     (m) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.13 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien on the Collateral purported to be covered thereby; except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to (i) maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents, (ii) file Uniform Commercial Code financing statements or continuation statements or other equivalent filings or (iii) take any other action reasonably directed by the Company to create and maintain the validity, perfection or priority of the Lien thereof (and the Company shall pay all costs and expenses incurred in connection with any such action); or
     (n) Subordination. (i) The subordination provisions of the documents evidencing or governing any subordinated Indebtedness (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or (ii) the Company or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent, the Lenders and the L/C Issuer or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.
     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

     (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
     (c) require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
     (d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;
     provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) arising under the Loan Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and Obligations then owing under Specified Hedge Agreements and Specified Cash Management Agreement, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.
     Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
     Notwithstanding the foregoing, Obligations arising under the Specified Cash Management Agreement and Specified Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.
ARTICLE IX.
ADMINISTRATIVE AGENT
     9.01 Appointment and Authority.
     Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Borrower shall have rights as a third party beneficiary of any of such provisions.
     9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     (d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or the L/C Issuer.
     (e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Foreign Subsidiary Pledge Documents, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     9.04 Reliance by Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative

Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender, provided that Bank of America shall give at least 30 days’ notice thereof to the Company. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
     9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Book Managers, Joint Lead Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
     9.10 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,
     (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Revolving Credit Facility and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Specified Cash Management Agreements and Specified Hedge Agreements) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;
     (b) with respect to any Subsidiary who is Subsidiary Guarantor or whose Equity Interests have been pledged pursuant to the Foreign Subsidiary Pledge Documents, the Administrative Agent may release such guaranty or pledge if such Subsidiary ceases to be a Subsidiary or becomes an Excluded Pledge Subsidiary, an Excluded Domestic Guaranty Subsidiary or an Excluded Foreign Guaranty Subsidiary, as applicable, in each case in a transaction permitted hereunder.

     (c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and
     (d) to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
     Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.
     9.11 Specified Cash Management Agreements and Specified Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guaranties or the Collateral Documents by virtue of the provisions hereof or thereof have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the collateral (including the release or impairment of any collateral) granted in the Collateral Documents other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Specified Cash Management Agreements and Specified Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
ARTICLE X.
MISCELLANEOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
     (b) without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Revolving Credit Lenders or the Required Term Lenders, as applicable;
     (c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

     (d) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (e) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
     (f) change (i) Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(a) or 2.06(c), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of the Required Revolving Credit Lenders, in the case of the Revolving Credit Facility or the Required Term Lenders, in the case of the Term Facility;
     (g) amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender;
     (h) (i) change the definition of “Required Revolving Credit Lenders”, or “Required Term Lenders” or any other provision hereof specifying the number or percentage of Lenders of any Facility required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, in each case with respect to such Facility, or (ii) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender under the applicable Facility, in the case of the foregoing clause (i), or each Lender, in the case of the foregoing clause (ii);
     (i) release all or substantially all of the collateral granted to the Secured Parties as security for the Obligations pursuant the Collateral Documents in any transaction or series of related transactions, without the written consent of each Lender;
     (j) release the Company from the Company Guaranty or all or substantially all of the value of the Subsidiary Guaranty without the written consent of each Lender, except to the extent the release of any Subsidiary Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

     (k) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of the Required Lenders;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) from time to time with the consent of the Required Revolving Credit Lenders, the Administrative Agent and the Company to add one or more foreign currency subfacilities within the Revolving Credit Facility to permit the making of Revolving Credit Loans and the issuance of Letters of Credit in a currency, other than Dollars or an Alternative Currency, that has not been approved by all Revolving Credit Lenders under Section 1.06 after a request for such approval by the Company. All Credit Extensions under any such subfacility shall reduce the amount available to be borrowed under the Revolving Credit Facility and shall be made pro rata among the Revolving Credit Lenders participating in each applicable subfacility. The principal, interest and other amounts in respect of any such subfacility shall be payable pro rata to the Revolving Credit Lenders participating in each applicable subfacility, but the existence of any such subfacility shall not affect the fees otherwise payable to the Revolving Credit Lenders under the Revolving Credit Facility. No Lender shall have any obligation to participate in any subfacility of the kind described in this paragraph.
     10.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

     (i) if to a Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
     Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative

Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.
     (e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
     10.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), the Joint Lead Arrangers, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower, any other Loan Party or the Specified Designated Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company, any other Loan Party or the Specified Designated Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company, any other Loan Party or the Specified Designated Borrower against an Indemnitee such Indemnitee’s material breach of its obligation to fund any Revolving Credit Loan in accordance with the terms hereof, or any for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company, such other Loan Party or such other Specified Designated Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. The Company shall only be required to reimburse the Indemnitees for a single counsel for the Administrative Agent and a single counsel for all other Indemnitees for related claims in each applicable jurisdiction; provided that an Indemnitee shall have the right to employ separate counsel, and the Company shall bear the reasonable fees, costs and expenses of such separate counsel, if (1) the use of counsel chosen by the other Indemnitees to represent the Indemnitees would present such counsel with a conflict of interest; (2) such Indemnitee shall have reasonably concluded, in good faith, that there may be legal claims or defenses available to it that are different from or additional to those available to the other Indemnitees; (3) such Indemnitee shall have reasonably concluded, in good faith, that it otherwise has divergent interests from the other Indemnitees or (4) the Company shall authorize in writing such Indemnitee to employ separate counsel at the Company’s expense.
     (c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s

Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Revolving Credit Facility and the repayment, satisfaction or discharge of all the other Obligations.
     10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of permitted by applicable Law, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
     (A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within eight (8) Business Days after having received notice thereof;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Revolving Credit Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;
     (C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
     (D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

     (v) No Assignment. No such assignment shall be made (i) to the Company or any of the Company’s Affiliates or Subsidiaries, (ii) to any Defaulting Lender or any of its Subsidiaries or (iii) to a natural person.
     (vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender that is a Revolving Credit Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
     (vii) No Assignment Resulting in Additional Indemnified Taxes or Other Taxes. No such assignment shall be made to any Person that would result in the imposition of Indemnified Taxes or Other Taxes in excess of the Indemnified Taxes or Other Taxes that would be imposed in the absence of such assignment, except to the extent that the Borrower consents to such assignment or the proposed assignee agrees in favor of the Company to treat such excess Indemnified Taxes and Other Taxes as Excluded Taxes.
     (viii) Alternative Currencies. Unless at the time of any assignment a Default or Event of Default shall be continuing, any assignee hereunder shall certify upon acceptance of the assignment that it will make available to the Borrowers all Alternative Currencies specified in this Agreement on the terms and conditions set forth herein.
     Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.

Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that is required to be approved by all Lenders or each affected Lender. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Revolving Credit Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Revolving Credit Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

     10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent, such Lender or the L/C Issuer, as the case may be, shall, at the sole cost and expense of the Company, request confidential treatment of such Confidential Information to the extent practicable and permitted by applicable law and the Administrative Agent, such Lender or the L/C Issuer, as the case may be, shall, to the extent permitted by applicable law, promptly inform the Company with respect thereto so that the Company may seek appropriate protective relief to the extent permitted by applicable law, provided, further, that in the event such protective remedy or other remedy is not obtained, the Administrative Agent, such Lender or the L/C Issuer, as the case may be, shall furnish only that portion of the Confidential Information that is legally required and shall disclose the Confidential Information in a manner reasonably designed to preserve its confidential nature and shall, at the sole cost and expense of the Company, cooperate with the Company’s counsel to enable the Company to attempt to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Information, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company, which source, to the actual knowledge of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, is not prohibited from disclosing such Information to such Person by a contractual, legal or fiduciary obligation to the Company, the Administrative Agent, any Lender or the L/C Issuer.
     For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
     10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that (i)(a) the obligations of Foreign Subsidiaries that become Designated Borrowers and of the Specified Designated Borrower are several and not joint, and (b) no Lender shall exercise any rights under this Section 10.08 with respect to any assets of any Foreign Subsidiary other than with respect to the direct obligations of such Foreign Subsidiary to the Lenders, and (ii) in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

     10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
     10.13 Replacement of Lenders. If (a) any Lender requests compensation under Section 3.04, (b) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) any Lender is a Defaulting Lender or (d) any Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to this Section 10.13, requires consent of 100% of the Lenders and that has been approved by the Required Lenders, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan

Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Company shall have paid (or caused a Designated Borrower to pay) to the Administrative Agent the assignment fee specified in Section 10.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
     (d) in the event such Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Lender was a Non-Consenting Lender and the Company also requires each other Lender that is a Non-Consenting Lender to assign its Loans and Commitments; and
     (e) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, reasonably promptly after its receipt or notice from the Company pursuant to this Section 10.13, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply, or, in the case of clause (a) or (b) above, such Lender notifies the Company that the circumstances giving rise to such Lender’s request for compensation or additional amounts shall not be used by such Lender as a basis for future requests under Sections 3.01 or 3.04.
     10.14 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK
     (b) SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY

APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Joint Lead Arrangers, are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Joint Lead Arrangers, are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Joint Lead Arrangers have any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and neither the Administrative Agent nor the Joint Lead Arrangers have any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
     10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
     10.20 Implementation of CAM.
     (a) CAM Generally. On the CAM Exchange Date, (a) the Revolving Credit Commitments shall automatically and without further act be terminated as provided in Section 8.01 and (b) the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Obligations such that, in lieu of the interest of each Lender in the particular Designated Obligations that it shall own as of such date and immediately prior to the CAM Exchange, such Lender shall own an interest equal to such Lender’s CAM Percentage in each Designated Obligation. Each Lender, each Person acquiring a participation from any Lender as contemplated by Section 10.06, and each Borrower hereby consents and agrees to the CAM Exchange. Each Borrower and each Lender agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.
     (b) Distributions to the Lenders. As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (as may be recalculated pursuant to Section 10.20(c) below).
     (c) Letters of Credit. In the event that after the CAM Exchange, the aggregate amount of the Designated Obligations shall change as a result of the L/C Issuer’s honoring a request for payment under a Letter of Credit, and such payment is not reimbursed by the Borrowers, then (a) the Administrative Agent shall recalculate the CAM Percentage after giving effect to such payment and each Lender’s purchase of its interest and participation in such Letter of Credit pursuant to Section 2.03(c), and the Lenders shall automatically and without further act have been deemed to have made reciprocal purchases of interests in the Designated Obligations such that each Lender shall own an interest equal to such Lender’s recalculated CAM Percentage and (b) in the event distributions shall have been made in accordance with the preceding clause (a), the Lenders shall make such payments to one another as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had the payment by L/C Issuer under the Letter of Credit been made immediately prior to the CAM Exchange. Each such recalculation shall be binding on each Lender and their successors and assigns and shall be conclusive absent manifest error.
     10.21 Certain Representations and Confirmations.
     (a) Representation by Lenders. Each Lender party to this Agreement on the date hereof represents and warrants that on the date hereof it is carrying on the business of providing finance, or investing or dealing in securities, in the course of operating in financial markets.
     (b) Borrower Confirmation. Each of the Company and the Specified Designated Borrower confirms that:
     (i) it has made invitations for the participation in the Loans to each Lender party to this Agreement on the date hereof, each of whom, as at the date the relevant invitation was made, the Borrower’s relevant officers involved in the transaction on a day to day basis believe carried on the business of providing finance or investing or dealing in securities in the course of operating in financial markets, for the purposes of s128F(3A)(a)(i) of the Australian Tax Act; and
     (ii) none of the potential offerees whose names were disclosed to the Company or the Specified Designated Borrower by MLPFS before the date of this Agreement were known or suspected by the Company or the Specified Designated Borrower to be an “Offshore Associate” (within the meaning of the Australian Income Tax Assessment Act 1936 (Cth)) of either of them or an “Associate” (within the meaning of the Income Tax Assessment Act of 1936 (Cth)) of any other such offeree.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WRIGHT EXPRESS CORPORATION
By:	/s/ Steven Elder
	Name:	Steven Elder
	Title:	Chief Financial Officer

SPECIFIED DESIGNATED BORROWER: WRIGHT EXPRESS CARD HOLDINGS AUSTRALIA PTY LTD
By:	/s/ Hilary A. Rapkin
	Name:	Hilary A. Rapkin
	Title:	Director

By:	/s/ David Geoffrey Howell
	Name:	David Geoffrey Howell
	Title:	Director

Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Maurice Washington
	Name:	Maurice Washington
	Title:	Vice President
Credit Agreement

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender
By:	/s/ Jane A. Parker
	Name:	Jane A. Parker
	Title:	Senior Vice President
Credit Agreement

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as a Joint Lead Arranger, a Joint Book Manager and a Co- Syndication Agent
By:	/s/ Geoffrey Ellis
	Name:	Geoffrey Ellis
	Title:	Director
Credit Agreement

BMO HARRIS FINANCING, INC., as a Lender
By:	/s/ Catherine Blaesing
	Name:	Catherine Blaesing
	Title:	Vice President
Credit Agreement

FIFTH THIRD BANK, as a Lender
By:	/s/ Lydia Altman
	Name:	Lydia Altman
	Title:	Vice President
Credit Agreement

RBS CITIZENS, NATIONAL ASSOCIATION, as a Joint Lead Arranger, a Joint Book Manager and a Co-Syndication Agent
By:	/s/ Daryl J. Wentworth
	Name:	Daryl J. Wentworth
	Title:	Senior Vice President
Credit Agreement

RBS CITIZENS, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Daryl J. Wentworth
Daryl J. Wentworth
Its Senior Vice President
Credit Agreement

SUNTRUST ROBINSON HUMPHREY, INC., as a Joint Lead Arranger, a Joint Book Manager and a Co-Syndication Agent
By:	/s/ Todd M. Koetje
	Name:	Todd M. Koetje
	Title:	Managing Director
Credit Agreement

SUNTRUST BANK, as a Lender
By:	/s/ David Bennett
	Name:	David A. Bennett
	Title:	Vice President
Credit Agreement

WELLS FARGO SECURITIES, LLC, as a Joint Lead Arranger and a Joint Book Manager
By:	/s/ Marc Birenbaum
	Name:	Marc Birenbaum
	Title:	Managing Director

WELLS FARGO BANK, N.A., as a Co-Syndication Agent
By:	/s/ David M. Crane
	Name:	David M. Crane
	Title:	Vice President
Credit Agreement

WELLS FARGO BANK, N.A., as a Lender
By:	/s/ David M. Crane
	Name:	David M. Crane
	Title:	Vice President
Credit Agreement

THE HUNTINGTON NATIONAL BANK, as a Lender
By:	/s/ Chad A. Lowe
	Name:	Chad A. Lowe
	Title:	Vice President
Credit Agreement

PEOPLE’S UNITED BANK, as a Lender
By:	/s/ Kim Lane
	Name:	Kim Lane
	Title:	SVP
Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Neil C. Buitenhuys
	Name:	Neil C. Buitenhuys
	Title:	Senior Vice President
Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender
By:	/s/ Oscar D. Cortez
	Name:	Oscar D. Cortez
	Title:	Vice President
Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION, as a Lender
By:	/s/ David Kee
	Name:	David Kee
	Title:	Joint General Manager

Credit Agreement